Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

RASCO GMBH

COHU, INC.

KITA MANUFACTURING CO., LTD.

AND

THE SHAREHOLDERS OF KITA MANUFACTURING CO., LTD.

November 15, 2016

1.	Definitions		2

2.	The Transaction		13

	2.1	Purchase and Sale	13

	2.2	Closing	14

	2.3	Payment Schedule	14

	2.4	Payment of Transaction Consideration	15

	2.5	Escrow	15

	2.6	Earnout	15

	2.7	Taking of Necessary Action	16

	2.8	Adjustments	17

	2.9	Retirement Benefit	18

3.	Representations and Warranties of the Company		19

	3.1	Organization, Standing and Power; Subsidiaries	19

	3.2	Authority	19

	3.3	Governmental Authorization	20

	3.4	Financial Statements	20

	3.5	Capital Structure	21

	3.6	Absence of Certain Changes	23

	3.7	Absence of Undisclosed Liabilities	24

	3.8	Litigation	24

	3.9	Intellectual Property	25

	3.10	Company Products	29

	3.11	Export Control for Company Products	30

	3.12	Privacy; Security Measures	30

	3.13	Interested Party Transactions	31

	3.14	Minute Books	31

	3.15	Complete Copies of Materials	31

	3.16	Material Contracts	31

	3.17	Real Estate	32

	3.18	Accounts Receivable	33

	3.19	Customers and Suppliers; Adequacy of Supply	34

	3.20	Title to Property	34

	3.21	Environmental Matters	34

	3.22	Taxes	37

	3.23	Employee Benefit Plans	39

	3.24	Employee Matters	42

	3.25	Insurance	43

	3.26	Compliance With Laws	43

	3.27	Brokers’ and Finders’ Fee	43

	3.28	International Trade Matters	43

	3.29	Absence of Unlawful Payments	44

	3.30	Compliance with Rights of First Refusal	44

	3.31	Effect of the Transaction	44

	3.32	Inventory	44

	3.33	Representations Complete	45

4.	Representations and Warranties of Shareholders		45

	4.1	Ownership of Shares	45

	4.2	Authority	45

	4.3	No Consents	46

	4.4	Litigation	46

	4.5	Brokers’ and Finders’ Fee	46

	4.6	Tax Matters	47

5.	Representations and Warranties of Purchaser		47

	5.1	Organization, Standing and Power	47

	5.2	Authority	47

6.	Conduct Prior to the Closing		48

	6.1	Conduct of Business of the Company	48

	6.2	No Solicitation	51

	6.3	Shareholder Pre-Closing Covenants	51

	6.4	Intercompany Accounts	52

	6.5	Amendment of the Articles of Incorporation	52

7.	Additional Agreements		52

	7.1	Access to Information	52

	7.2	Confidentiality	52

	7.3	Public Disclosure	53

	7.4	Regulatory Approvals; Further Assurances	53

	7.5	Notification of Certain Matters	54

	7.6	Employees	55

	7.7	Expenses	55

	7.8	Release and Termination of Security Interests	55

	7.9	Required Contract Consents; Modifications; Terminations	55

	7.10	Tax Matters	55

	7.11	Certain Taxes and Fees	56

	7.12	Non-Competition; Non-Solicitation	57

	7.13	Release of Claims	59

8.	Conditions to Closing		60

	8.1	Conditions to Obligations of Each Party to Effect the Closing	60

	8.2	Additional Conditions to the Obligations of Purchaser	60

	8.3	Additional Conditions to Obligations of the Company and the Shareholders	63

9.	Termination, Amendment and Waiver		63

	9.1	Termination	63

	9.2	Effect of Termination	64

	9.3	Amendment	64

	9.4	Extension; Waiver	64

10.	Indemnification		64

	10.1	Indemnification by the Shareholders	64

	10.2	Indemnification Claims	67

	10.3	Resolution of Conflicts	68

	10.4	Third-Party Claims	68

	10.5	Tax Effect of Indemnification Payments	68

	10.6	Tax Indemnification	69

	10.7	Effect of Investigation	69

11.	General Provisions		69

	11.1	Notices	69

	11.2	Counterparts; Facsimile	70

	11.3	Entire Agreement; Nonassignability; Parties in Interest	71

11.4	Severability	71

11.5	Remedies Cumulative	71

11.6	Governing Law; Resolution of Conflicts; Arbitration	71

11.7	Rules of Construction	72

11.8	Specific Enforcement	72

11.9	Waiver	73

11.10	Interpretation	73

LIST OF EXHIBITS AND SCHEDULES

Schedule 1.1(a)	Shareholders

Schedule 1.1(b)	Key Employees

Schedule 1.1(c)	Expansion Debt Overage

Schedule 1.1(d)	Operating Net Debt Overage Illustration

Schedule 1.1(e)	Working Capital Illustration

Schedule 10.1(a)(vi)	Special Indemnity Matters

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2016 by and among Rasco GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) (the “German Purchaser”), Cohu, Inc., a Delaware corporation (the “US Purchaser”), Kita Manufacturing Co., LTD a Japanese company with limited liability (kabushiki kaisha) (the “Japanese Company”), and the shareholders of the Company set forth on Schedule 1.1(a) (the “Shareholders”). As used herein, “Purchaser” shall refer to both the German Purchaser and US Purchaser, and “Company” shall refer to both the Japanese Company and Kita USA, Inc., a Massachusetts corporation (the “US Company”), unless the context requires otherwise.

RECITALS

A.     The Shareholders desire to sell and transfer, and German Purchaser desires to purchase and acquire, all of the authorized, issued and outstanding shares (the “Japanese Shares”) in the share capital of the Japanese Company (the “Japanese Company Capital Stock”) pursuant to the terms of this Agreement (the “Japan Acquisition”).

B.     Immediately prior thereto, the Japanese Company and the Shareholders desire for the Japanese Company to sell and transfer, and US Purchaser desires to purchase and acquire, all of the authorized, issued and outstanding shares (the “US Shares” and together with the Japanese Shares, the “Shares”) of the US Company (the “US Company Capital Stock” and together with the Japanese Company Capital Stock, the “Company Capital Stock”) pursuant to the terms of this Agreement (the “US Acquisition” and, together with the Japan Acquisition, the “Acquisition”).

C.     The Shareholders are the owners of all the issued and outstanding capital stock of the Japanese Company and the Japanese Company is the sole owner of all the issued and outstanding capital stock of the US Company.

D.     Purchaser will deposit the Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Sections 2.5 and 10 and as set forth in the Escrow Agreement.

E.     The parties desire to make certain representations and warranties and other agreements in connection with the Acquisition.

F.     Prior to delivery of this Agreement, and as a condition and inducement for Purchaser’s willingness to have entered into this Agreement, each individual set forth on Schedule 1.1(b) identified as an “Employee” (each, an “Employee”) has executed and delivered to Purchaser an entrustment agreement or consultancy agreement (in each case that is acceptable to Purchaser in its sole discretion) and a proprietary rights and inventions agreement with Purchaser or one of its Affiliates (as determined by Purchaser in its sole discretion), in each case, to become effective upon the Closing (collectively, the “Employee Agreements”).

G.     The parties anticipate that immediately following the delivery of this Agreement each individual set forth on Schedule 1.1(b)) identified as a “Manager” (each, a “Manager”, and together with each Employee, the “Key Employees”) will execute and deliver to Purchaser an employee commitment letter or, in the case of the US Company, an offer letter and a proprietary rights and inventions agreement, (in each case that is acceptable to Purchaser in its sole discretion), in each case, to become effective upon the Closing (collectively with the Employee Agreements, the “Key Employee Agreements”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2017 Earnout Payment Amount” has the meaning set forth in Section 2.6(a)(i).

“2018 Earnout Payment Amount” has the meaning set forth in Section 2.6(a)(ii).

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Proposal” has the meaning set forth in Section 6.2(a).

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Law” means, collectively, all federal, state, provincial, foreign or local statute, law, ordinance, common law, judgment, decree, regulation, rule, code, order, other requirement or rule of law.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California or Tokyo, Japan are authorized or required by Applicable Law to be closed for business.

“Business Territory” means worldwide.

“Cap” has the meaning set forth in Section 10.1(e).

“Claim” has the meaning set forth in Section 7.13(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.8(c).

“Closing Certificate” has the meaning set forth in Section 2.8(c).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Balance Sheet Date” has the meaning set forth in Section 3.7.

“Company Business” means the operation of the business of the Company and the Company Subsidiaries as currently conducted and as currently proposed to be conducted.

“Company Capital Stock” has the meaning set forth in the recitals.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company Employee Plans” has the meaning set forth in Section 3.23(a).

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than the Company or a Company Subsidiary that (i) is licensed to the Company or a Company Subsidiary, (ii) for which the Company or a Company Subsidiary has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) such Person has undertaken an obligation to the Company or a Company Subsidiary to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against the Company or a Company Subsidiary, or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against the Company or a Company Subsidiary.

“Company Owned Intellectual Property” means all (i) Intellectual Property solely owned by the Company or a Company Subsidiary, or that is purported by the Company or a Company Subsidiary to be solely owned by the Company or a Company Subsidiary, and (ii) Intellectual Property in which the Company or a Company Subsidiary has any joint ownership interest or in which the Company or a Company Subsidiary purports to have any joint ownership interest.

“Company Product(s)” means any products manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any Company Subsidiary, or which the Company or a Company Subsidiary intends to do any of the foregoing, and technology used in the provision of services by or on behalf of the Company or a Company Subsidiary to any other Person, in each case, whether currently being distributed or used, currently under development, or otherwise anticipated to be distributed or used under any product or service “road map” of the Company or a Company Subsidiary, including but not limited to any components, elements, parts, devices and, hardware.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.

“Company Source Code” means the source code of all Company Technology (including Company Products), together with all extracts, portions and segments thereof.

“Company Subsidiary” means any Subsidiary of the Company, including but not limited to the US Company.

“Company Technology” means all Company Products and all other Technology owned by or licensed to the Company or a Company Subsidiary, or purported to be owned by or licensed to the Company or a Company Subsidiary that is used in connection with the conduct of the Company Business.

“Company Transaction Expenses” means the Transaction Expenses incurred by or owed by the Company or a Company Subsidiary in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Company Transaction Expenses shall include any severance, change in control or similar payments or obligations arising with respect to any employee or other service provider of the Company or a Company Subsidiary in connection with the Acquisition and the transactions contemplated hereby. Additionally, for the avoidance of doubt, Company Transaction Expenses shall not include allocated costs or expenses that are not out-of-pocket costs or expenses, and shall not include the executive retirement obligations payable to Toshiaki Kita in connection with the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(a).

“Contract” means any contract, agreement or arrangement, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Damages” has the meaning set forth in Section 10.1(a).

“Disputed Items” has the meaning set forth in Section 2.8(d).

“Earnout Payment Amounts” has the meaning set forth in Section 2.6(a)(ii).

“EBITDA” shall mean (a) income before income Taxes, plus (b) interest expenses, minus (c) interest income, plus (d) depreciation and amortization.

“Ellipsiz” means Ellipsiz Ltd., a Singapore company.

“Ellipsiz Transaction Consideration” means an amount of cash equal to $6,000,000.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest , preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).“Environmental Claim” has the meaning set forth in Section 3.21(a)(i).

“Environmental Indemnity” has the meaning set forth in Section 10.1(c).

“Environmental Indemnity Expiration Date” has the meaning set forth in Section 10(c).

“Environmental Law” has the meaning set forth in Section 3.21(a)(ii).

“Environmental Matters” has the meaning set forth in Section 10.1(a)(vi).

“Environmental Notice” has the meaning set forth in Section 3.21(a)(iii).

“Environmental Permit” has the meaning set forth in Section 3.21(a)(iv).

“Environmental Remediation” means costs or expenses arising out of or related to investigating, monitoring, mitigating, removing, remediation or otherwise correcting the Pre-Existing Environmental Condition as it relates to the use of trichloroethylene (TCE).

“Escrow Agent” means the Person that maintains custody of the Escrow Fund, which Person shall be agreed upon subsequent to the date hereof and prior to the Closing, and shall be reasonably acceptable to Purchaser, the Company and the Kita Shareholders.

“Escrow Agreement” means an escrow agreement to be entered into among Purchaser, the Company, the Kita Shareholders and the Escrow Agent with respect to the Escrow Fund.

“Escrow Amount” means $1,500,000.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the amounts paid by Purchaser to the Escrow Agent at the Closing pursuant to Section 2.5 of this Agreement.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a).

“Estimated Closing Certificate” has the meaning set forth in Section 2.8(a).

“Estimated Expansion Debt Overage” has the meaning set forth in Section 2.8(a).

“Estimated Operating Net Debt Overage” has the meaning set forth in Section 2.8(a).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.8 (a).

“Exchange Rate” means (a) for purposes of calculating the Payment Schedule, any adjustments thereto pursuant to Section 2.8 (Adjustments), and the Final Kita Transaction Consideration, the yen-to-US Dollar exchange rate quoted on OANDA as of the close of the U.S. market six (6) Business Days prior to the Closing, and (b) for other purposes, including but not limited to the Earnout Payment Amounts, Section 10 (Indemnification) and the Escrow Fund, such appropriate exchange rate at the time.

“Expansion Debt” means Indebtedness for borrowed money incurred by the Company between January 31, 2016 and the Closing Date for the purposes of expanding capacity at the Osaka facility identified on, and pursuant to the plan set forth on, Schedule 1.1(c), including, but not limited to, for equipment, building and land. “Expansion Debt Overage” means the amount by which the Expansion Debt exceeds ¥498,957,000.

“FCPA” has the meaning set forth in Section 3.29.

“Final Expansion Debt Overage” has the meaning set forth in Section 2.8(d).

“Final Kita Transaction Consideration” has the meaning set forth in Section 2.8(e).

“Final Operating Net Debt Overage” has the meaning set forth in Section 2.8(d).

“Final Working Capital” has the meaning set forth in Section 2.8(d).

“Fundamental Representations” has the meaning set forth in Section 10.1(c).

“GAAP” means Japanese generally accepted accounting principles.

“German Purchaser” has the meaning set forth in the introductory paragraph.

“Governmental Entity” means any federal, state, prefectural, regional, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” has the meaning set forth in Section 3.21(a).

“Indebtedness” means without duplication and on a gross basis, (A) the following balance sheet accounts consistent with the January 31, 2016 balance sheet, all (i) short term borrowings, (ii) current portions of long term debt, (iii) long term borrowings, (iv) lease obligations (current), (v) lease obligations (non-current), (vi) provisions for retirement benefits, (vii) provisions for directors’ retirement benefits and (B) any other indebtedness obligations which are outstanding at the closing date including (i) obligations for borrowed money, letters of credit (to the extent such letters of credit have been drawn), guarantees (to the extent of any amounts due and payable thereunder), accrued and unpaid prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued and unpaid thereon, (ii) obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, and (iii) long-service severance obligations, and all pension or other defined benefit obligations, including any provision for retirement benefits.

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Independent Accounting Firm” means an independent accounting firm of national reputation selected by Purchaser and reasonably acceptable to the Shareholders.

“Information Systems” has the meaning set forth in Section 3.12(b).

“Intercompany Accounts” has the meaning set forth in Section 6.4.

“International Trade Law” has the meaning set forth in Section 3.28.

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vii) other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“Japan Acquisition” has the meaning set forth in the recitals.

“Japanese Company” has the meaning set forth in the introductory paragraph.

“Japanese Company Capital Stock” has the meaning set forth in the recitals.

“Japanese Shares” has the meaning set forth in the recitals.

“Key Employee” has the meaning set forth in the recitals.

“Key Employee Agreement” has the meaning set forth in the recitals.

“Kita Per Share Consideration” means the quotient of (i) the Kita Transaction Consideration, divided by (ii) the number of shares of Company Capital Stock held by the Kita Shareholders outstanding immediately prior to the Closing.

“Kita Shareholders” means, collectively, Toshiaki Kita and Tomohiko Kita.

“Kita Transaction Consideration” means the sum of: (i) an amount in cash of $9,000,000, minus (ii) the Working Capital Adjustment Amount (if any), minus (iii) the Expansion Debt Overage, minus (iv) the Operating Net Debt Overage, minus (v) any unpaid Company Transaction Expenses. For avoidance of doubt, Purchaser Transaction Expenses shall be borne by Purchaser or its Affiliates, not Kita Shareholders.

“Knowledge of the Company”, “Company’s Knowledge” or similar terms means the actual knowledge of the Key Employees; provided, however, that the Company shall be deemed to have actual “knowledge” of a fact or matter if in exercising reasonable care an officer, director or other employee of the Company or a Company Subsidiary would be expected to discover or become aware of that fact or matter in the course of carrying out his or her duties and responsibilities on behalf of the Company or such Company Subsidiary.

“Lease” or “Leases” has the meaning set forth in Section 3.17(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect liability, Indebtedness, assessment, expense, claim, loss, damage, deficiency or obligation, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, contingent or otherwise.

“Material Adverse Effect” means, with respect to any entity or group of entities, any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change or effect resulting from (i) changes in general United States, Japan or global economic conditions, (ii) general changes or developments in the industry in which the Company operates, (iii) changes in any Applicable Laws (or the interpretation thereof) or GAAP (or the interpretation thereof), or (iv) acts of war, sabotage, terrorism, or military action or the escalation thereof, except in the case of each of the foregoing clauses (i), (ii), (iii) and (iv) to the extent such changes, developments or acts have a materially disproportionate effect on the Company or its Subsidiaries relative to other participants in the industry in which such entity operates.

“Material Contract” has the meaning set forth in Section 3.16(b).

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Ten Thousand Dollars ($10,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 10.2(a).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Operating Net Debt Overage” means the amount by which (i) (A) the Indebtedness of the Company and the Company Subsidiaries (excluding Expansion Debt) as of immediately prior to the Closing, minus (B) the cash, cash equivalents and deposits and the cash surrender value of executive life insurance policies, plus (C) Pre-Closing Income Taxes, plus (D) Tax Audit Assessment, exceeds (ii) ¥270,000,000; provided that the amount in clause (ii) may be increased by up to ¥28,000,000 to the extent that Purchaser (x) consents in writing (such consent not to be unreasonably withheld) to the repair and/or replacement of plating equipment, and (y) agrees that the Indebtedness incurred in connection with such repair and/ or replacement shall be added to the amount referenced in clause (ii). An illustrative calculation of Operating Net Debt Overage is attached hereto as Schedule 1.1(d). As used in (i)(B) in this definition, cash shall exclude any cash on the Closing Balance Sheet resulting from the payment of the US Company Purchase price to the Japanese Company.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of organization, articles of incorporation (teikan), operating agreement, certificate of formation or similar governing documents of such entity.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Regulatory Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Payment Schedule” has the meaning set forth in Section 2.3.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Policy Transfer” has the meaning set forth in Section 2.9.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Income Taxes” means any income taxes related to a Pre-Closing Tax Period: (a) of the Company for its fiscal year ended January 31, 2017, and, to the extent the Closing Date is after January 31, 2017, its fiscal year ended January 31, 2018, and (b) of the US Company for its fiscal years ended December 31, 2016 and December 31, 2017.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.6.

“Pre-Existing Environmental Conditions” means the presence of Hazardous Materials in or affecting soil, groundwater, surface water, soil vapors or other environmental media, including indoor air, at or migrating from the Company’s or the Company Subsidiary’s facilities or Real Property to the extent such Hazardous Materials were present as of or before the Closing Date.

“Pro Rata Portion” means with respect to each Kita Shareholder, an amount equal to the quotient obtained by dividing (A) the total number of Shares held by such Kita Shareholder as of the Closing by (B) the total number of Shares held by all Kita Shareholders as of the Closing.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Person” and “Purchaser Indemnified Persons” have the meanings set forth in Section 10.1(a).

“Purchasers Transaction Expenses” means the Transaction Expenses incurred by or owed by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.

“Real Property” means the real property owned, leased or subleased by the Company or any Company Subsidiary, together with all buildings, structures and facilities located thereon.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Release” has the meaning set forth in Section 3.21(a)(vi).

“Released Party” has the meaning set forth in Section 7.13(a).

“Releasing Affiliates” has the meaning set forth in Section 7.13(a).

“Required Contract Consents” has the meaning set forth in Section 3.16(c).

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Purchaser, from those Representatives of the Company identified by Purchaser as to all amounts paid, owed and to be owed by the Company with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Company Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Reserved Amount” has the meaning set forth in Section 2.6(b).

“Restricted Business” means (a) with respect to the Kita Shareholders, any business involving the sale, design, distribution and/or manufacturing of products used in the semiconductor test contactor and PCB test and connector markets, including pins, housings, sockets, probes or other components used in the contactor and PCB test and connector markets, and/or any business that develops, designs, produces, sells, promotes, distributes or is otherwise involved with any product that prior to the Closing is manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of the Company or a Company Subsidiary, and (b) with respect to Ellipsiz, any business involving the sale, design, distribution and/or manufacturing of contactor products used in final test, system-level test and burn-in test for packaged semiconductor markets, including pins, housings, sockets or other components used in such test contactor products.

“Restricted Period” means ten (10) years after the Closing Date with respect to the Kita Shareholders and three (3) years after the Closing Date with respect to Ellipsiz.

“Returns” has the meaning set forth in Section 3.22(b).

“SIAC” has the meaning set forth in Section 11.6(b).

“SIAC Rules” has the meaning set forth in Section 11.6(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Share” has the meaning set forth in the recitals.

“Share Certificate” means the share certificates representing the US Shares.

“Shareholder” has the meaning set forth in the introductory paragraph.

“Shareholder Ancillary Agreement” has the meaning set forth in Section 4.2.

“Straddle Period” has the meaning set forth in Section 7.10(a).

“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Target Working Capital” means ¥401,039,000.

“Tax” and “Taxes” have the meanings set forth in Section 3.22(a).

“Tax Audit Assessment” means any amount owing as a result of that certain tax audit of the Company for the Company’s 2014 – 2016 fiscal years, which is in process as of the date of this Agreement.

“Tax Contest” has the meaning set forth in Section 7.10(c).

“Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, including but not limited to (i) works of authorship (including software, firmware and middleware in source code and executable code form); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics.

“Threshold” has the meaning set forth in Section 10.1(d).

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, including but not limited to all trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation (whether incurred prior to or on the date of the Agreement, between the date of the Agreement and the Closing or at or after the Closing) that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company, (ii) the investigation and review conducted by Purchaser and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Company, with respect to the business of the Company (and the furnishing of information to Purchaser and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Company Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Acquisition, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Acquisition or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other transactions contemplated by this Agreement.

“Transferred Shares” has the meaning set forth in Section 4.1(a).

“US Acquisition” has the meaning set forth in the recitals.

“US Company” has the meaning set forth in the introductory paragraph.

“US Company Capital Stock” has the meaning set forth in the recitals.

“US Company Purchase Price” means the fair market value of the US Company as of the Closing Date.

“US Purchaser” has the meaning set forth in the introductory paragraph.

“US Shares” has the meaning set forth in the recitals.

“Warranty Expiration Date” has the meaning set forth in Section 10.1(c).

“Work” means any work of authorship, including any software, libraries or other code (including middleware and firmware).

“Working Capital” means the total current assets of the Company and the Company Subsidiaries (defined as accounts receivable, Tax assets and prepaid expenses but excluding cash, cash equivalents, deposits and life insurance assets used in calculating the Operating Net Debt Overage), less all current liabilities of the Company and the Company Subsidiaries (including all accounts payable, accrued or deferred expenses, payroll liabilities, Taxes payable, deferred revenue, and dividends payable or other similar obligations, but excluding Company Transaction Expenses and Indebtedness), as determined in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements. An illustrative calculation of Working Capital is set forth on Schedule 1.1(e).

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.8(b).

2.     The Transaction.

2.1     Purchase and Sale. At the Closing (as defined below) and subject to and upon the terms and conditions of this Agreement:

(a)     the Japanese Company shall transfer, sell and assign to the US Purchaser, and the US Purchaser shall purchase and acquire, free and clear of any and all Encumbrances, the US Shares set forth on Schedule1.1(a).

(b)     Immediately following the share transfer set forth in Section 2.1(a), each Shareholder shall transfer, sell and assign to the German Purchaser, and German Purchaser shall purchase and acquire, free and clear of any and all Encumbrances, the Japanese Shares set forth opposite such Shareholder’s name on Schedule 1.1(a).

2.2     Closing.

(a)     The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time mutually agreed upon by German Purchaser, US Purchaser, the Japanese Company and the Shareholders, but no later than three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 8 hereof, provided however, that in no event shall such date be earlier than January 2, 2017 (the “Closing Date”). The Closing shall take place at the Company, or at such other location as Purchaser and the Shareholders agree.

(b)     Immediately after the Closing, Purchaser will apply to the Company to change the name of the owner of the Shares in the shareholders registry of the Company, and the Company shall record Purchaser as the owner of the Shares in the shareholders registry of the Company.

2.3     Payment Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver to Purchaser the Representative Confirmation Letters and a definitive Payment Schedule (the “Payment Schedule”) certified by an authorized signatory of the Company and accurately setting forth:

(a)     the name and address of each Shareholder and the number, class and series of shares of Company Capital Stock held by such Shareholder and by the Japanese Company immediately prior to the Closing;

(b)     the aggregate Kita Per Share Consideration payable to each Kita Shareholder and each Kita Shareholder’s Pro Rata Portion of the Escrow Amount;

(c)     each Kita Shareholder’s Pro Rata Portion expressed as a percentage;

(d)     the calculation of the Estimated Working Capital, Kita Transaction Consideration, Ellipsiz Transaction Consideration, Kita Per Share Consideration, Company Transaction Expenses and Working Capital Adjustment Amount; and

(e)     the amount of Indebtedness of the Company and the amount of Company Transaction Expenses as set forth in the Representative Confirmation Letters, including a breakdown by Person of amounts owed and wire transfer instructions for each such Person.

2.4     Payment of Transaction Consideration. As consideration for the Shares, and subject, in each case, to (i) a Shareholder’s simultaneous transfer of the Japanese Shares held by such Shareholder to German Purchaser and (ii) the Japanese Company’s simultaneous transfer of the US Shares held to the US Purchaser, as contemplated herein, the relevant Purchaser shall pay, or cause to be paid (a) to each Kita Shareholder an amount equal to the Kita Per Share Consideration multiplied by the number of Shares held by such Kita Shareholder, less such Kita Shareholder’s Pro Rata Portion of the Escrow Amount; (b) to the Japanese Company, an amount equal to the US Company Purchase Price; and (c) to Ellipsiz an amount equal to the Ellipsiz Transaction Consideration.

2.5     Escrow. On the Closing Date, Purchaser shall deposit, or cause to be deposited, the Escrow Amount with the Escrow Agent for purposes of securing the obligations of the Kita Shareholders under Section 10.1(a)(vi) related to the Environmental Indemnity. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. All fees and charges incurred in connection with the Escrow Agreement shall be borne and split equally between Purchaser, on the one hand, and the Kita Shareholders, on the other hand, and paid by such responsible party when due. Kita Shareholders will receive accrued `interest on Escrow Fund and will pay taxes on the interest.

2.6     Earnout.

(a)     Earnout Payment Amount. Subject to the terms and conditions of this Section 2.6:

(i)     If during Purchaser’s fiscal year 2017 (i.e. for the 12 month period ended December 2017), the Company and the Company Subsidiaries obtain, on a consolidated basis and calculated in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements (A) net revenues of at least ¥2,000,000,000, and (B) EBITDA of at least ¥380,000,000, then $1,500,000 shall be Tomohiko Kita’s earn out payment amount for 2017 (the “2017 Earnout Payment Amount”).

(ii)     If during Purchaser’s fiscal year 2018 (i.e. for the 12 month period ended December 2018), the Company and the Company Subsidiaries obtain, on a consolidated basis and calculated in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements (A) net revenues of at least ¥2,200,000,000 and (B) EBITDA of at least ¥420,000,000, then another $1,500,000 shall be Tomohiko Kita’s earn out payment amount for 2018 (the “2018 Earnout Payment Amount,” and together with the 2017 Earnout Payment Amount, the “Earnout Payment Amounts”).

(b)     Payment. Purchaser shall have the right, exercisable by delivery of written notice to the Kita Shareholders, to retain and reduce, the amount of any Earnout Payment Amounts otherwise payable to Tomohiko Kita by the amount of any and all Damages to which any Purchaser Indemnified Party is entitled or may become entitled under Section 10 as the result of unresolved claims (except to the extent any such claims for Damages are frivolous or brought in bad faith) prior to the Warranty Expiration Date, subject to the limitations set forth in Section 10. Promptly after the Warranty Expiration Date, Purchaser shall pay Tomohiko Kita the remaining Earnout Payment Amounts via wire transfer of immediately available funds to the account(s) specified by Tomohiko Kita to Purchaser; provided, that a portion of the Earnout Payment Amount reasonably designated by Purchaser in good faith in any Officer’s Certificates delivered on or prior to the Warranty Expiration Date for Damages with respect to facts and circumstances existing on or prior to the Warranty Expiration Date (the “Reserved Amount”), shall be retained by Purchaser in order to satisfy any pending but unresolved or unsatisfied claims specified in any such Officer’s Certificates until such claims have been resolved. Any portion of the Reserved Amount retained after the Warranty Expiration Date shall be permanently retained by Purchaser or released to Tomohiko Kita (or his designees) promptly upon resolution of each specific claim involved.

(c)     Acknowledgment. Each Kita Shareholder acknowledges, understands and agrees that, after the Closing, Purchaser shall exercise operational control of the Company and the Company Subsidiaries. Each Kita Shareholder understands that, except as expressly provided herein, the future design, creation, manufacturing, marketing, sales and distribution of the products and services of the Company and the Company Subsidiaries shall be exercised by Purchaser in accordance with its own business judgment and in its sole and absolute discretion. Purchaser acknowledges and agrees that the Kita Shareholders have a financial interest in the strong performance of the Company due to the Earnout Payments. Purchaser agrees that it and its Affiliates shall use commercially reasonable efforts to maximize the performance of the Company during Purchaser’s fiscal years 2017 and 2018, and that in the event Purchaser or its Affiliates acts or fails to act in a manner that is against the financial interest of the Company, by transferring some of the business of the Company or the Company Subsidiaries and/or some of the Company Intellectual Property to Purchaser or its Affiliates, the Kita Shareholders shall be entitled to any portion of the Earnout Payments that would have been owing but for such act. Notwithstanding the foregoing, each Kita Shareholder also acknowledges, understands and agrees that personnel of Purchaser and its Affiliates shall take actions in connection with the commercial exploitation of the business of the Company and the Company Subsidiaries that such personnel believe to be in the best interests of Purchaser and its Affiliates, and that none of Purchaser nor any of its Affiliates will have any fiduciary or other duty to maximize any Earnout Payment; provided, however, none of Purchaser nor its Affiliates shall intentionally act in bad faith for the sole purposes of minimizing any Earnout Payment.

2.7     Taking of Necessary Action. Each party hereto will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Acquisition in accordance with this Agreement as promptly as possible.

2.8     Adjustments.

(a)     At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a certificate of a duly authorized signatory of the Company (the “Estimated Closing Certificate”) setting forth the Company’s estimate of (i) Working Capital as of 12:01 a.m. Tokyo, Japan time on the Closing Date (the “Estimated Working Capital Amount”), (ii) the Expansion Debt Overage (the “Estimated Expansion Debt Overage”); (iii) the Operating Net Debt Overage (the “Estimated Operating Net Debt Overage”); and (iv) unpaid Company Transaction Expenses, as of the anticipated Closing Date reflecting the Company’s calculation of each of the components of the Working Capital, the Expansion Debt Overage and the Operating Net Debt Overage and the aggregate amounts thereof (the “Estimated Closing Balance Sheet”), which, in each case, shall have been prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements. The Estimated Closing Certificate shall be used to make any preliminary adjustment to the Kita Transaction Consideration on the Closing Date pursuant to Sections 2.8(b) and the definition of Kita Transaction Consideration, subject to further adjustment in accordance with Section 2.8(e).

(b)     In the event that Working Capital is less than the Target Working Capital, the Kita Transaction Consideration (as provided in the definition thereof) shall be adjusted downward by the amount by which Working Capital is less than Target Working Capital. The adjustment, if any, referred to in this Section 2.8(b) is referred to herein as the “Working Capital Adjustment Amount.” For clarity, there will be no Working Capital Adjustment Amount if Working Capital exceeds the Target Working Capital.

(c)     Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Kita Shareholders a certificate (the “Closing Certificate”) setting forth, in reasonable detail, Purchaser’s calculation of (i) the Final Working Capital as of 12:01 a.m. Tokyo, Japan time on the Closing Date, (ii) the Final Expansion Debt Overage, (iii) the Final Operating Net Debt Overage, (v) any unpaid Company Transaction Expenses, and (vi) financial statements (including balance sheet, income statement, statement of cash flows and statement of changes in net assets) of the Company and the Company Subsidiaries, on a consolidated basis (including footnotes), and prepared on a basis consistent with prior year end consolidated financial reports, as of 12:01 a.m. Tokyo, Japan time on the Closing Date reflecting Purchaser’s calculation of each of the components of the Working Capital, the Expansion Debt Overage and the Operating Net Debt Overage and the aggregate amounts thereof (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices used in preparing the Company Financial Statements.

(d)     The Kita Shareholders shall have forty-five (45) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Purchaser setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Kita Shareholders shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such forty-five (45) day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.8. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Purchaser and the Kita Shareholders shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Purchaser and the Kita Shareholders shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Purchaser or its Representatives or the Kita Shareholders or their Representatives. Purchaser and the Kita Shareholders shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Purchaser and the Kita Shareholders within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Purchaser and the Kita Shareholders. The fees and expenses of the Independent Accounting Firm shall be split equally between Purchaser, on the one hand, and the Kita Shareholders, on the other hand. The Final Working Capital, Final Expansion Debt Overage and Final Operating Net Debt Overage and unpaid Company Transaction Expenses reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Purchaser, the Kita Shareholders and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital,” “Final Expansion Debt Overage,” “Final Unpaid Company Transaction Expenses” and “Final Operating Net Debt Overage,” respectively.

(e)     At such time as the Closing Certificate shall become final in accordance with Section 2.8(d), Purchaser and the Kita Shareholders shall calculate the final Kita Transaction Consideration (the “Final Kita Transaction Consideration”) by calculating the amount equal to the sum of (i) an amount in cash of $9,000,000, minus (ii) the Working Capital Adjustment Amount (if any), calculated using the Final Working Capital, minus (iii) the Final Expansion Debt Overage, minus (iv) the Final Operating Net Debt Overage, minus (v) any unpaid Company Transaction Expenses as of immediately prior to the Closing. In the event that the Final Kita Transaction Consideration is less than the Kita Transaction Consideration calculated as of the Closing, then the Kita Shareholders shall pay to Purchaser an amount equal to such deficiency (converted at the Exchange Rate into U.S. Dollars). In the event that the Final Kita Transaction Consideration is greater than the Kita Transaction Consideration calculated as of the Closing, then Purchaser shall pay the Kita Shareholders such excess amount in accordance with their Pro Rata Portion set forth on the Payment Schedule (converted at the Exchange Rate into U.S. Dollars). Any payment to be made pursuant to this Section 2.8(e) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.8(d).

2.9     Retirement Benefit. The parties acknowledge that (a) the Company shall continue to pay the executive retirement obligation to Tomohiko Kita and Katsuji Ozaki as set forth in Section 2.9 of the Company Disclosure Schedule (understanding that the amounts indicated therein are subject to change over time), (b) the executive retirement obligation with respect to Toshiaki Kita as forth in Section 2.9 of the Company Disclosure Schedule shall be paid by the Company in connection with the Closing, (c) subject to the consent of Purchaser, Toshiaki Kita and the Company, the related executive life insurance policy for Toshiaki Kita shall be sold by the Company and purchased by a separate company that Toshiaki Kita is affiliated with, Cheer, in connection with the Closing (the “Policy Transfer”), provided that, Purchaser agrees to consent to the Policy Transfer if (i) the purchase price for the Policy Transfer is set by the life insurance provider, (ii) there are no legal restrictions to the Policy Transfer under Applicable Law, and (iii) the Policy Transfer will not result in any economic or other harm to the Company or Purchaser, (d) the Company has no obligation to continue any executive life insurance policies and may fund any executive retirement obligations in any manner it deems appropriate, in its sole discretion, and (e) the Company shall retain any value associated with its executive life insurance policies.

3.     Representations and Warranties of the Company. The following representations and warranties of Kita Shareholders in this Section 3 are applicable to each of the Japanese Company and the US Company as set forth herein. The Kita Shareholders, jointly and severally, represent and warrant to Purchaser as of the date of this Agreement and as of the Closing that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by the Kita Shareholders to Purchaser on the date hereof referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Company Disclosure Schedule shall qualify only the corresponding subsection in this Section 3.

3.1     Organization, Standing and Power; Subsidiaries.

(a)     The Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, could reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Purchaser a true and correct copy of the Organizational Documents of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents. Section 3.1(a) of the Company Disclosure Schedule sets forth all jurisdictions in which the Company or any Company Subsidiary is, or has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity.

(b)     Section 3.1(b) of the Company Disclosure Schedule sets forth a complete list of all of the Company Subsidiaries. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2     Authority.

(a)     The Company has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the transfer of the Shares from the Shareholders to Purchaser, have been approved by the Company’s Board of Directors and otherwise been duly authorized by all necessary corporate action on the part of the Company.

(b)     This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Organizational Documents of the Company or any Company Subsidiary; or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except, in the case of clause (ii), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration arising as a result of the Company or a Company Subsidiary not obtaining a Required Contract Consent.

3.3       Governmental Authorization.

(a)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)     The Company and each Company Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Company or such Company Subsidiary currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the Company’s or such Company Subsidiary’s business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

3.4     Financial Statements.

(a)     The Company has delivered to Purchaser its audited financial statements (Taishaku Taisho Hyo (balance sheet) and Son-eki Keisan Sho (statement of operations) for the fiscal years ended January 31, 2014, 2015 and 2016, and its unaudited financial statements (Taishaku Taisho Hyo (balance sheet) , and Son-eki Keisan Sho (statement of operations) and Shisan-Hyo (trial balance sheet) for the eight-month period ended September 30, 2016 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other. The Company Financial Statements fairly present the consolidated financial condition, operating results and cash flows of the Company and the Company Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.

(b)     The Company and the Company Subsidiaries maintain and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5     Capital Structure.

(a)     Capitalization of the Company.

(i)     The authorized share capital of the Japanese Company consists of 192,000 shares, of which 48,000 shares are issued and outstanding, all of which, together with the Share Certificates, are held by the Shareholders. All outstanding shares of Japanese Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances registered at the Japanese Company, and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of the Japanese Company or any Company Subsidiary, or any Contract to which the Japanese Company or any Company Subsidiary is a party or by which the Japanese Company or any Company Subsidiary is bound.

(ii)     The authorized share capital of the US Company consists of 20,000 shares, of which 400 shares are issued and outstanding, all of which, together with the Share Certificates, are held by the Japanese Company. All outstanding shares of US Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances , and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of the US Company, or any Contract to which the US Company is a party or by which the US Company is bound.

(iii)     There is no equity based compensation plan currently in effect with respect to the capital stock of the Company or any Company Subsidiary, and except for the Shares and the rights created pursuant to this Agreement, there are no options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or shares of capital stock of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(iv)     Except for this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock or capital stock of any Company Subsidiary (A) between or among the Company, any Company Subsidiary and any of the Shareholders; or (B) between or among any of the Shareholders.

(v)     All shares of outstanding Company Capital Stock and rights to acquire Company Capital Stock were issued in compliance with all Applicable Law and the Company’s articles of incorporation.

(vi)     The Share Certificates have been duly and validly issued by the US Company.

(vii)     There are no, and at the Closing there will not be, accrued or unpaid dividends on shares of Company Capital Stock.

(b)     Schedule 1.1(a) sets forth, with respect to each Shareholder, (i) the number, class and series of shares of Company Capital Stock that such Person holds, and (ii) the address and country of residence of such Person.

(c)     All of the information contained in the Payment Schedule will be accurate and complete immediately prior to the Closing, and, except as set forth on the Payment Schedule, no other holder of Company Capital Stock or options, warrants or other rights convertible into Company Capital Stock shall have any right, title or claim to any consideration in connection with the Acquisition with respect to such Company Capital Stock, options, warrants or other rights.

(d)     (i) None of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Company Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of the Company or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock.

(e)     Upon payment in full of the transaction consideration set forth in Section 2.4, good and marketable title to the Shares and the Share Certificates will pass to Purchaser, free and clear of all registered Encumbrances, and with no other restrictions on the voting rights or other incidents of record and beneficial ownership of the Shares.

3.6     Absence of Certain Changes.

(i) Since October 1, 2016, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice, and except as set forth on Section 3.6 of the Company Disclosure Schedule there has not occurred:

(a)     any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company;

(b)     any acquisition, sale or transfer of any material asset of the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice;

(c)     any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Company Subsidiary or any revaluation by the Company or any Company Subsidiary of any of its assets;

(d)     any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of capital stock or equity interest of the Company;

(e)     any Material Contract entered into by the Company or any Company Subsidiary;

(f)     other than in the ordinary course of business and as provided to Purchaser, or any material amendment (other than in the ordinary course of business and as provided to Purchaser) or termination of, or default under, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound;

(g)     any amendment or change to the Organizational Documents of the Company or any Company Subsidiary;

(h)     any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of director, officer or employee of the Company or any Company Subsidiary;

(i)     the incurrence of any Indebtedness of the Company or any Company Subsidiary in excess of $100,000 or ¥10,000,000 individually or in the aggregate;

(j)     other than capital expenditures set forth on Schedule 1.1(c), the incurrence of any capital expenditures, capital additions or capital improvements of the Company or any Company Subsidiary in excess of $500,000 or ¥50,000,000 individually or in the aggregate;

(k)     any material reduction of the amount of any insurance coverage provided by existing material insurance policies with respect to the Company, the Company Subsidiaries or any of their respective assets;

(l)     any termination or waiver of any right of substantial value of the Company or any Company Subsidiary;

(m)     any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any Company Subsidiary;

(n)     any material changes in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(o)     any negotiation or agreement by the Company or any Company Subsidiary to do any of the things described in the preceding clauses (a) through (m) (other than negotiations with Purchaser and its Representatives regarding the transactions contemplated by this Agreement).

(ii) Since March 31, 2016 (the date the parties entered a letter of intent with respect to a proposed transaction), the Company and the Company Subsidiaries have not made, nor has there occurred, any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or otherwise, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of capital stock or equity interest of the Company.

3.7     Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any Liabilities of a nature to be reflected on a consolidated balance sheet prepared in accordance with GAAP other than (a) those set forth or adequately provided for in the consolidated balance sheet of the Company and the Company Subsidiaries (the “Company Balance Sheet”) as of January 31, 2016 (the “Company Balance Sheet Date”) included in the Company Financial Statements; (b) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice in all material respects; and (c) those incurred in accordance with this Agreement or connection with the negotiation, execution and performance of this Agreement which are not material individually or in the aggregate.

3.8     Litigation.

(a)     Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, there is no private or governmental Legal Proceeding pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of the Company, threatened by or against the Company, any Company Subsidiary or any of their respective properties or any officer or director of the Company or any Company Subsidiary (in their capacities as such).

(b)     There is no judgment, injunction, decree or order against or in favor of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of director or officer of the Company (in their capacities as such) that remains in effect.

(c)     There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened, nor has any claim or demand been made that challenges (i) the right, title or interest of the Company or any Company Subsidiary in, to or under the Intellectual Property in which the Company or any Company Subsidiary has (or purports to have) any right, title or interest; (ii) the validity, enforceability or claim construction of any Patents comprising such Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by the Company or any Company Subsidiary of the Intellectual Property of any other third party.

(d)     The Company has provided to Purchaser a copy of the claim, Sojo, and copies of all material made in connection with the Legal Proceeding disclosed on Section 3.8 of the Disclosure Schedule.

3.9     Intellectual Property.

(a)     Company Intellectual Property Rights.

(i)     Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Company Disclosure Schedule is a complete and accurate list of: (A) all Company Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names, setting forth for each of the foregoing as applicable, and the title, application number, filing date, jurisdiction, and registration number for each item of Company Registered Intellectual Property; and (B) all other Company Owned Intellectual Property (other than Trade Secrets), including common law Trademarks.

(ii)     Enforceability; No Challenges. Each item of Company Registered Intellectual Property is subsisting and in good standing, and other with respect to applications, is valid and enforceable. Neither the Company nor any Company Subsidiary has received notice of any inventorship challenge or any other action or proceeding before any Registration Office challenging the use, ownership, validity, enforceability or registrability of any Company Registered Intellectual Property, nor does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii)     Proper Filing. With respect to each item of Company Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the Closing Date have been timely paid in full, and all necessary documents and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof. Section 3.9(a)(iii) of the Company Disclosure Schedule is a complete and accurate list of all actions that must be taken by the Company or a Company Subsidiary within one hundred twenty (120) days of the Closing Date with respect to any of the Company Registered Intellectual Property for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof.

(iv)     Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Company Registered Intellectual Property, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, the Company has taken all commercially reasonable and customary measures necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks.

(v)     Patents. With respect to all Patents included in the Company Registered Intellectual Property, (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents disclose patentable subject matter, and (D) the Company (or the applicable Company Subsidiary) and its patent counsel have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

(vi)     Trade Secrets. The Company and the Company Subsidiaries have taken all commercially reasonable or customarily carried by person conducting businesses similar to those of the Company and the Company Subsidiaries measures and precautions necessary to protect and maintain the confidentiality and full value of all Trade Secrets included in the Company Intellectual Property. Neither the Company nor any Company Subsidiary has received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property.

(b)     Ownership of and Right to Use Company Intellectual Property; No Encumbrances.

(i)     The Company or the applicable Company Subsidiary is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Company Owned Intellectual Property, and all Company Technology (except for Copyrights in Off-the-Shelf Software and Technology licensed to the Company on a non-exclusive basis and set forth in Section 3.9(b)(i) of the Company Disclosure Schedule). The Company or the applicable Company Subsidiary has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Owned Intellectual Property. Neither the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person, or permitted the rights of the Company or any Company Subsidiary in any Company Intellectual Property to enter into the public domain.

(ii)     The Company and each Company Subsidiary has a valid, legally enforceable license to all Company Licensed Intellectual Property and all other Intellectual Property used by the Company or such Company Subsidiary. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, there is no Company Licensed Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary. The Company Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Company Business, including as necessary or appropriate to make, use, offer for sale, sell or import the Company Products. All Company Licensed Intellectual Property (excluding any Off-the-Shelf Software) are free and clear of Encumbrances.

(c)     Agreements Related to Company Intellectual Property.

(i)     Disclosure of Inbound and Outbound Licenses. Except as set forth in Section 3.9(c)(i) of the Company Disclosure Schedule, there are no Contracts pursuant to which (A) the Company or a Company Subsidiary has granted or is required to grant to any Person any right or license to, any covenant not to assert or other rights, to any current or future Intellectual Property, and (B) any Person granted or is required to grant to the Company or any Company Subsidiary any right or license to, any covenant not to assert or other rights to any current or future Intellectual Property.

(ii)     Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(ii) of the Company Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any Company Products or Technology; (B) by which the Company or any Company Subsidiary grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which the Company or any Company Subsidiary is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Company or a Company Subsidiary ownership of Intellectual Property developed in the course of providing services to the Company or a Company Subsidiary); (D) under which the Company or a Company Subsidiary grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; and (E) limiting the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property or Company Products, including any covenant not to compete.

(iii)     Royalties. Except as set forth in Section 3.9(c)(iii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to pay any royalties, license fees or other amounts to any Person in connection with any Intellectual Property (or any tangible embodiment thereof) or any Company Product.

(iv)     Indemnification. Except as set forth in Section 3.9(c)(iv) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, misappropriation, violation or similar claims with respect to any Intellectual Property.

(v)     No Breach. None of the Company, any Company Subsidiary nor any other Person is in breach of any Contract described in this Section 3.9(c), and neither the Company nor any Company Subsidiary has notified any Person and no Person has notified the Company or any Company Subsidiary of any such breach.

(d)     Public Software. No Public Software was or is used in connection with the development of any Company Product. Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, no Public Software has been distributed with, in whole or in part, any Company Product. The Company and the Company Subsidiaries are in compliance with all Open License Terms applicable to any Public Software licensed to or used by the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received any notice alleging that the Company or a Company Subsidiary is in violation or breach of any Open License Terms. None of the inventions claimed in any of the Patents included in the Company Owned Intellectual Property are practiced by any of the software described in Section 3.9(d) of the Company Disclosure Schedule.

(e)     No Third Party Rights in Company Intellectual Property. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule:

(i)     No Employee Ownership. No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Company or Company Subsidiary has any right, title or interest in, to or under any Company Intellectual Property or Company Technology that has not been either (A) irrevocably assigned or transferred to the Company or a Company Subsidiary, or (B) licensed (with the right to grant sublicenses) to the Company or a Company Subsidiary under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(ii)     No Challenges. No Person has challenged or threatened to challenge and no Person has asserted or threatened a claim, nor is there any pending proceeding nor are there any facts which could give rise to any such challenge, claim or proceeding, which would adversely affect (A) the Company’s and the Company Subsidiaries’ right, title or interest in, to or under the Company Intellectual Property or Company Technology, or (B) any Contract under which the Company or any Company Subsidiary claims any license, right, title or interest under the Company Intellectual Property or Company Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by the Company or a Company Subsidiary of any Company Intellectual Property or Company Products. Neither the Company nor any Company Subsidiary has received any notice regarding any such challenge, claim, demand or proceeding.

(iii)     No Infringement by Other Persons. To the Kita Shareholders’ knowledge, no Company Owned Intellectual Property has been infringed, misappropriated or violated by any Person.

(f)     No Infringement by the Company. The 　 conduct of the Company Business, including the making, using, offering for sale, selling, distributing and/or importing of any Company Product does not and will not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property of any Person. No Person has asserted or threatened a claim, there are no facts that could give rise to a claim, nor has the Company or any Company Subsidiary received any notification, that the Company Business or any Company Technology (or any Intellectual Property embodied in the Company Technology) infringes, constitutes contributory infringement, inducement to infringe, misappropriation, dilution or unlawful use of any Person’s Intellectual Property. No Person has notified the Company or a Company Subsidiary that the Company or a Company Subsidiary requires a license to any Person’s Intellectual Property, and neither the Company nor any Company Subsidiary has received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.

(g)     Employee and Contractor Agreements. All current employees, consultants and independent contractors of the Company and the Company Subsidiaries who are or were involved in, or who have contributed in any manner to the creation or development of any Company Intellectual Property or Company Technology and are listed on Section 3.9(g) of the Company Disclosure Schedule have executed and delivered to the Company or a Company Subsidiary the Company’s standard form Confidentiality and Non-Compete Covenant and Confidentiality Covenant agreements, each in the forms included in Section 3.9(g) of the Company Disclosure Schedule, or substantially similar agreements, and have not listed any Company Intellectual Property or Company Technology as excluded from assignment to the Company.  No current employee, consultant or independent contractor is in violation of any term of any such agreements, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with the Company or a Company Subsidiary. No former employees, consultants and independent contractors of the Company and the Company Subsidiaries have executed agreements with the Company related to Company Intellectual Property or Company Technology.

(h)     No Government Funding. Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Owned Intellectual Property or Company Technology.

(i)     No Limits on Purchaser’s Rights. The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not contravene, conflict with or result in any termination of or additional limitations on Purchaser’s right, title or interest in or to the Company Intellectual Property, nor will it cause: (i) the Company to grant to any other Person any right to or with respect to any Company Intellectual Property, (ii) the Company or any Company Subsidiary to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) the Company or any Company Subsidiary to be obligated to pay any additional royalties or other consideration with respect to Intellectual Property of any Person.

(j)     Transferability of Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by the Company and the Company Subsidiaries without restriction and without payment of any kind to any other Person.

3.10     Company Products. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a)     all Company Products sold, licensed, leased, delivered or otherwise made available by the Company or a Company Subsidiary to any Person and all services provided by or on behalf of the Company or a Company Subsidiary to any Person on or prior to the Closing Date (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) conform and comply in all material respects with the terms and requirements of all applicable contractual obligations, packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law;

(b)     no customer or other Person has asserted or threatened to assert any claim in any material respect against the Company or a Company Subsidiary under or based upon any contractual obligation, including with respect to any Company Products; and

(c)     the Company has disclosed in writing to Purchaser all information relating to any problem or issue with respect to any of the Company Products that could materially and adversely affect the value, functionality or fitness for the intended purpose of such Company Products. Without limiting the generality of the foregoing, (i) there have been and are no material defects, malfunctions or nonconformities in any Company Products; (ii) there have been and are no claims in any material respect asserted against the Company or a Company Subsidiary, or any of the Company’s or Company Subsidiaries’ distributors or customers related to the Company Products; and (iii) neither the Company nor any Company Subsidiary has recalled or been required to recall any Company Products.

3.11     Export Control for Company Products. There has been and is no need to obtain any export control classification numbers (ECCNs) or export licenses for any Company Product under the Foreign Exchange and Foreign Trade Act of Japan, and the Company and Company Subsidiaries have complied with all Applicable Law relating to the Company Product.

3.12     Privacy; Security Measures.

(a)     Privacy. The Company and the Company Subsidiaries have complied with all Applicable Law, contractual obligations and the Company’s privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of the Company or any Company Subsidiary, and has taken all commercially reasonable or customary measures to protect and maintain the confidential nature of such personally identifiable information. The execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will comply with all Applicable Law relating to privacy and with the Company’s and the Company Subsidiaries’ privacy policies. Neither the Company nor any Company Subsidiary has received any complaints regarding the Company’s and the Company Subsidiaries’ collection, use or disclosure of personally identifiable information.

(b)     Security Measures. The Company and the Company Subsidiaries have implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, commercially reasonable or customary security and other measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Company Business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of the Information Systems.

3.13     Interested Party Transactions. Neither the Company nor any Company Subsidiary is indebted to any director, officer, employee or agent of the Company or any Company Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any Company Subsidiary. There have been no transactions during the two-year period ending on the date hereof between the Company or Company Subsidiary on the one hand, and any officer, directors or 10% or greater shareholder on the other hand, involving more than $120,000.

3.14     Minute Books. The minute books of the Company and the Company Subsidiaries contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent for the five (5) years prior to the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. All such minutes have been provided to Purchaser.

3.15     Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Purchaser or its counsel in connection with their due diligence review of the Company and the Company Subsidiaries.

3.16     Material Contracts.

(a)     All of the Material Contracts of the Company and the Company Subsidiaries are listed in Section 3.16(b) of the Company Disclosure Schedule and are a true, correct and complete copy of each such Material Contract has been delivered to Purchaser. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company or the applicable Company Subsidiary, and, to the Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally; and (iii) none of the Company, any Company Subsidiary, nor, to the Company’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Company, a Company Subsidiary, or, to the Company’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.

(b)     “Material Contract” means any Contract to which the Company or any Company Subsidiary is a party:

(i)     with expected receipts or expenditures in excess of $50,000 or ¥5,000,000;

(ii)      that is required to be listed in Section 3.9 of the Company Disclosure Schedule;

(iii)     requiring the Company or any Company Subsidiary to indemnify any Person;

(iv)     granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation);

(v)     evidencing Indebtedness of the Company or any Company Subsidiary of $50,000 or more;

(vi)     involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(vii)     relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(viii)     that is a Lease, or otherwise relating to Real Property greater than $5,000 or ¥60,000 annually;

(ix)     that limits or purports to limit the ability of the Company or a Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)     providing for an outstanding commitment for capital expenditures in excess of $100,000 or ¥10,000,000; or

(xi)     that could reasonably be expected to have a Material Adverse Effect on the Company or a Company Subsidiary if breached by the Company or a Company Subsidiary in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or a Company Subsidiary; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

(c)     Except for the consents set forth in Section 3.16(c) of the Company Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by the Company of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

3.17     Real Estate.

(a)     Section 3.17(a) of the Company Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or a Company Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

(b)     All leases for real property (each a “Lease” and collectively, “Leases”) to which the Company or a Company Subsidiary is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting or relating to creditors’ rights generally. True and correct copies of all such Leases have been provided to Purchaser. The Company and the Company Subsidiaries have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. No Lease has been cancelled, mutually terminated or challenged in writing wholly or in part, and to the Company’s Knowledge, such cancellation, termination or challenge has not been threatened neither for now nor the future and no side agreements have been made with respect to the lease of the properties subject to any Lease. Neither the Company nor any Company Subsidiary has transferred or assigned any Lease or sublet any portion of the property covered by any Lease. None of the Company, a Company Subsidiary, nor, to the Company’s Knowledge, the applicable landlord or sub-landlord is in default under any of the Leases. Neither the Company nor any Company Subsidiary has been granted any rent-free periods, construction subsidies, or other incentives which lead to a payment obligation under the Leases for the future.

(c)     With respect to owned Real Property, the Company has delivered or made available to Purchaser true, complete and correct copies of the real estate registries, deeds and other instruments (as recorded) by which the Company or the applicable Company Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company relating to the Real Property.

(d)     The use and operation of the Real Property in the conduct of the Company’s and the Company Subsidiaries’ businesses do not violate in any material respect any Applicable Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or the applicable Company Subsidiary. There are no Legal Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.18     Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Company Financial Statements and the Closing Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. Neither the Company nor any Company Subsidiary has been notified in writing that any outstanding accounts receivable is being disputed by the payor thereof. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Closing Balance Sheet.

3.19     Customers and Suppliers; Adequacy of Supply. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no customer and no supplier of the Company or any Company Subsidiary has canceled or otherwise terminated, or made any written threat to the Company or any Company Subsidiary to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary, or has at any time on or after the Company Balance Sheet Date, decreased materially its services or supplies to the Company or any Company Subsidiary in the case of any such supplier, or its usage of the services or products of the Company or any Company Subsidiary in the case of such customer, and to the Company’s Knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary, or to decrease materially its services or supplies to the Company or any Company Subsidiary, or its usage of the services or products of the Company or any Company Subsidiary, as the case may be. Neither the Company nor any Company Subsidiary has knowingly breached, so as to provide a benefit to the Company or any Company Subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any Company Subsidiary. The Company has no Knowledge of any facts or circumstances which would make it difficult for the Company and the Company Subsidiaries to obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of any Company Product.

3.20     Title to Property. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good and valid (and in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Company Balance Sheet (except personal property sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business) and the Closing Balance Sheet, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances, except (a) the lien of current taxes not yet due and payable; and (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. The plants, property and equipment of the Company and the Company Subsidiaries that are used in the operations of the Company Business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company and the Company Subsidiaries are reflected in the Company Balance Sheet to the extent required by GAAP.

3.21     Environmental Matters.

(a)     The following terms shall be defined as follows:

(i)     “Environmental Claim” means any claim, demand, cause of action, investigation, inquiry, notice of violation, Legal Proceeding, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging potential liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, natural resource damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (A) the presence, Release of, or exposure to, any Hazardous Materials; or (B) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(ii)     “Environmental Law” means any applicable foreign, federal, Japanese, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to Hazardous Materials, including the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials.

(iii)      “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law, any term or condition of any Environmental Permit, or in respect of Hazardous Materials.

(iv)     “Environmental Permit” means any permit, approval, license, certificate, letter, permission, clearance, consent, waiver, closure, exemption, decision, registration, qualification or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(v)     “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product regardless of physical form or concentration that is (a) identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity, or (b) toxic, radioactive, hazardous, explosive, carcinogenic, ignitable, corrosive, reactive, or otherwise deleterious to living things, the environment or natural resources.

(vi)     “Release” means any actual or threatened, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or escaping or migrating into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(b)     Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are currently and have been in compliance with all Environmental Laws and have not, and neither the Company nor any Company Subsidiary has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(c)     The Company and the Company Subsidiaries have obtained and are in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiaries (and to the extent there are any such Environmental Permits, they are disclosed in Section 3.21(c) of the Company Disclosure Schedule) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company and the Company Subsidiaries through the Closing Date in accordance with Environmental Law. There is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiaries as currently carried out. With respect to any such Environmental Permits, the Company and the Company Subsidiaries have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and there is no condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(d)     Except as set forth in Section 3.21(d) of the Company Disclosure Schedule, there has been no Release of Hazardous Materials (i) in contravention of Environmental Law with respect to the business or assets of the Company or any Company Subsidiary, or (ii) at any real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been affected by any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received an Environmental Claim from any Person alleging personal injury, property damage or damages to the environmental or natural resources in connection with the business of the Company or any Company Subsidiary or any real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary.

(e)     Section 3.21(e) of the Company Disclosure Schedule contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Company Subsidiary, including the location, size, age, materials of construction and contents. As used herein, “storage tanks” refers to bulk petroleum or hazardous substance storage containers of 50 gallons or greater capacity, which may be located aboveground, partially buried, bunkered or completely buried below ground.  By way of example, a bulk storage tank may store oil prior to use, while being used, or prior to further distribution in commerce.  Oil-filled electrical, operating or manufacturing equipment is not considered a bulk storage container.

(f)     The Company retains external, properly licensed business operators for the proper disposal of all Hazardous Materials and does not, itself, dispose of Hazardous Materials. To the Knowledge of the Company, such licensed business operators are in compliance with all Applicable Law relating to Hazardous Materials of the Company and the Company Subsidiary. The Company has complied with all Applicable Law relating to the treatment, storage, or disposal of the Hazardous Materials, and neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any licensed business operator, has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Company Subsidiary.

(g)     Neither the Company nor any Company Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)     The Company does not have and has not received: (i) any environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Company Subsidiary, or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any Company Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)     Neither the Company nor any Company Subsidiary is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company and the Company Subsidiaries as currently carried out or may result in any Environmental Claim.

3.22     Taxes.

(a)     As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state, prefectural and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, capital, income, inhabitance, profits, sales, consumption, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any Contract with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)     The Company and the Company Subsidiaries have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes and net operating losses carried forward concerning or attributable to the Company, any Company Subsidiary or their operations with respect to Taxes for any Pre-Closing Tax Period and such Returns are true and correct and have been completed in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been paid when due.

(c)     As of the date hereof, the Company and the Company Subsidiaries have, and as of the Closing Date, the Company and the Company Subsidiaries will have, (i) timely withheld from their employees, directors, independent contractors, customers, shareholders, and other Persons from whom they are required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority.

(d)     During the period of all unexpired applicable statutes of limitations, neither the Company nor any Company Subsidiary has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against the Company or any Company Subsidiary that is not reflected as a liability on the Company Financial Statements, nor has the Company or any Company Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)     Neither the Company nor any Company Subsidiary has liabilities for unpaid Taxes that have not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise and the Company has no Knowledge of any basis for the assertion of any such liability attributable to the Company, any Company Subsidiary or their respective assets or operations.

(f)     Neither the Company nor any Company Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party, and has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(g)     Except as set forth in Section 3.22(g) of the Company Disclosure Schedule, no Returns of the Company or any Company Subsidiary have been audited by a government or taxing authority other than in the ordinary course of business, nor is any such audit in process or pending.

(h)     Neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations filing a consolidated income tax return.

(i)     The Company has disclosed to Purchaser (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company or any Company Subsidiary has in any jurisdiction; and (ii) any expatriate tax programs or policies affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are in material compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(j)     The Company has made available to Purchaser copies of all Returns filed by the Company and the Company Subsidiaries since January 1, 2014.

(k)     The Company and the Company Subsidiaries have complied with applicable information reporting and record maintenance requirements of applicable Tax law.

(l)     There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(m)     The Company has not granted any power of attorney with respect to Tax other than to its outside licensed tax accountant (zeirishi), Mr Yukio Hoizumi, the tax accountant who has prepared and filed the Returns on behalf of the Company.

(n)     Neither the Company nor any Company Subsidiary has distributed any cash to any Shareholder prior to the Closing Date for any reason, including as a dividend, deemed dividend, repurchase, or redemption.

(o)     To the knowledge of the Company, the Company and the Company Subsidiaries have been and are in compliance with all transfer pricing requirements in all jurisdictions in which it does business.

(p)     No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where the Company or a Company Subsidiary does not file Returns to the effect that the Company or such Company Subsidiary may be subject to Tax by that jurisdiction. Neither the Company nor any Company Subsidiary has ever had a permanent establishment, as defined in any applicable Tax treaty or convention, in any jurisdiction other than the jurisdiction in which the Company or such Company Subsidiary is organized. Section 3.22(p) of the Company Disclosure Schedule lists each jurisdiction in which the Company or any Company Subsidiary files Returns.

3.23     Employee Benefit Plans.

(a)     Section 3.23(a) of the Company Disclosure Schedule contains an accurate and complete list, with respect to the Company and the Company Subsidiaries, of each employment agreement, set of work rules, plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employee, director or consultant (collectively, the “Company Employee Plans”). Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, since the date of this Agreement neither the Company nor any Company Subsidiary has made any plan or commitment to establish any Company Employee Plan or to modify any Company Employee Plan (except to the extent required to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Purchaser in writing, or as expressly required by this Agreement).

(b)     Documents. The Company has provided to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and all related trust documents (or a summary of any oral Company Employee Plan), (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Company Employee Plan, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all agreements material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any Company Subsidiary, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan for the past three (3) years, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, and (ix) all rulings or notices issued by a governmental agency with respect to each Company Employee Plan for the past three (3) years.

(c)     Company Employee Plan Compliance. The Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with Applicable Law. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms and Applicable Law, without liability to Purchaser, the Company or any Company Subsidiary (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Company Subsidiary is subject to any fine, assessment, penalty or other Tax or liability with respect to any Company Employee Plan by operation of law or contract. The Company and the Company Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. The Company has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Company Employee Plan.

(d)     No Pension Plan. Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan that is an employee pension benefit plan.

(e)     No Self-Insured Company Employee Plan. Except as set forth in Section 3.23(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insured group health plan that provides benefits to employees.

(f)     Multiple-Employer Plans. At no time has the Company or any Company Subsidiary contributed to or been obligated to contribute to any multiemployer plan.

(g)     No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by Applicable Law, and neither the Company nor any Company Subsidiary has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)     Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i)     Labor. No work stoppage or labor strike against the Company or any Company Subsidiary is pending, or, to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Except as set forth in Section 3.23(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary.

(j)     No Interference or Conflict. To the Knowledge of the Company, no shareholder or director, officer, employee or consultant of the Company or any Company Subsidiary is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or any Company Subsidiary, or that would interfere with the Company’s and the Company Subsidiaries’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any Company Subsidiary’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s or any Company Subsidiary’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

3.24     Employee Matters.

(a)    Section 3.24(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names, positions, rates of compensation and employing entity of all officers, directors, and employees of the Company and the Company Subsidiaries, showing each such person’s name, position, , annual remuneration, status as exempt/non-exempt or other relevant local status, whether such employee is presently on a leave of absence (including the basis for such leave and the anticipated return to work date), accrued but unused vacation, rest days and sick leave and accrued but unpaid incentive bonuses for the current fiscal year and the most recently completed fiscal year.

(b)     Section 3.24(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors that have been paid or will be paid in excess of $50,000 or ¥5,000,000 in any of the fiscal years ended or ending January 31, 2016 or January 31, 2017, and for each the nature of the services provided, the length of the engagement and whether the engagement has been terminated by written notice by either party. The Company has provided copies of all agreements for each of these individuals if such agreements exist.

(c)     There are no proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between the Company or any Company Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the Company’s Knowledge, reasonably expected or threatened, against the Company or any Company Subsidiary under any workers’ compensation or long-term disability plan or policy. The Company and the Company Subsidiaries have (i) provided all employees, independent contractors and consultants with all wages, overtime allowances, late night allowances, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors and consultants, and (ii) withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(d)     The Company and the Company Subsidiaries are in compliance with all Japanese, applicable foreign, federal, state, prefectural and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee background checks, immigration, employee leave, classification of workers as employees and independent contractors, employee safety and health and wages and hours, collective negotiations, working time, social security, lending of personnel, temporary and fixed-term employment, premium, profit-sharing, benefits in kind, remuneration for inventions, contract termination. Neither the Company nor any Company Subsidiary is liable for (i) any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, or (ii) any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to the Company’s Knowledge threatened, or reasonably anticipated, against the Company or any Company Subsidiary relating to any employee or Company Employee Plan. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has any direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(e)     There are no liabilities of the Company or any Company Subsidiary to any employee, that result from the termination by Purchaser, the Company or any Company Subsidiary of such employee’s employment or provision of services, a change of control of the Company, or a combination thereof.

3.25     Insurance. The Company and the Company Subsidiaries have policies of insurance of the type and in amounts commercially reasonable or customarily carried by persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and the Company Subsidiaries are otherwise in compliance with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.26     Compliance With Laws. The Company and the Company Subsidiaries have complied in all material respects with, are not in material violation of and have not received any notices of violation with respect to, any federal, state, prefectural, local or foreign statute, law or regulation, including antitrust and subcontract law, with respect to the conduct of its business, or the ownership or operation of its business.

3.27     Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Acquisition, this Agreement or any transaction contemplated hereby.

3.28     International Trade Matters. The Company and the Company Subsidiaries are, and at all times have been, in compliance with and have not been and is not in material violation of any International Trade Law, including all laws and regulations related to the import and export of commodities, software, and technology from and into Japan or the United States, and the payment of required duties and tariffs in connection with same. The Company has no basis to expect, nor has it or any other Person for whose conduct the Company or any Company Subsidiary or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means Japanese and U.S. statutes, laws and regulations applicable to international transactions, including the Foreign Exchange and Foreign Trade Act of Japan, Export and Import Transaction Act of Japan, Trade Insurance and Investment Act of Japan, Custom Tariff Act of Japan, Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.29     Absence of Unlawful Payments. None of (a) the Company, (b) any Company Subsidiary, (c) any Shareholder, or (d) any director, officer, employee, agent or Representative of the Company or any Company Subsidiary has offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of any applicable anti-corruption law or regulation including the Japanese Criminal Code, Japanese Unfair Competition Prevention Act, U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq. (the “FCPA”) or any similar foreign law or regulation (collectively, “Antibribery Laws”); nor have any of them, directly or indirectly, committed any other violation of Antibribery Laws.

3.30     Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Acquisition or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which the Company or any Company Subsidiary is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the consummation of the Acquisition or any other transaction contemplated by this Agreement.

3.31     Effect of the Transaction. No creditor, employee, consultant or customer or other Person having a material business relationship with the Company or any Company Subsidiary has informed the Company or any Company Subsidiary that such Person currently intends to change such Person’s relationship with the Company or any Company Subsidiary as a result of this Agreement or any of the transactions contemplated hereby, nor, to the Company’s Knowledge, is there any such intent.

3.32     Inventory. All inventory of the Company and the Company Subsidiaries, whether or not reflected in the Closing Balance Sheet, as of the Closing will consist, in all material respects, of a quality and quantity usable and, solely with respect to finished goods that constitute inventory, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Closing Balance Sheet. Immediately prior to the Closing, all inventory of the Company and the Company Subsidiaries will be owned by the Company or the applicable Company Subsidiary free and clear of all Encumbrances, and no such inventory will be held on a consignment basis. As of the Closing, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) will not be excessive in any material respect, but will be reasonable in the then-present circumstances of the Company Business.

3.33     Representations Complete. None of the representations or warranties made by the Kita Shareholders herein or in any Schedule or Exhibit hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement or any written statement furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.     Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants as of the date of execution of the Agreement and the Closing to Purchaser as follows.

4.1     Ownership of Shares.

(a)     Such Shareholder (i) is the beneficial owner of the Shares set forth on Schedule 1.1(a) as held by such Shareholder (such Shareholder’s “Transferred Shares”), and, (ii) except for such Shareholder’s Transferred Shares, does not beneficially own any shares of Company Capital Stock or any other rights to acquire Company Capital Stock, and (iii) did not acquire any shares of Company Capital Stock in contemplation of the Acquisition and the other transactions contemplated by this Agreement.

(b)     No person other than such Shareholder has a beneficial interest in or a right to acquire or vote any of such Shareholder’s Transferred Shares (other than, if such Shareholder is a corporation, partnership or a limited liability company, the rights and interests of Persons that own shares, partnership interests or limited liability company membership interests or units in such Shareholder under Applicable Law or such Shareholder’s Organizational Documents).

(c)     Such Shareholder’s Transferred Shares are not, and at the Closing will not be, subject to any Encumbrances (other than Encumbrances created pursuant to this Agreement).

(d)     Such Shareholder has duly obtained all of the Share Certificates representing the Transferred Shares held by such Shareholder.

4.2     Authority. If such Shareholder is an entity, such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has all requisite power and authority (if such Shareholder is an entity) or legal capacity (if such Shareholder is a natural person) to enter into this Agreement, and each other agreement, document or certificate to which it, he or she may become a party pursuant to this Agreement (each, a “Shareholder Ancillary Agreement”), and to perform its, his or her obligations under this Agreement and each Shareholder Ancillary Agreement. The execution and delivery of this Agreement and each Shareholder Ancillary Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of such Shareholder, including the approval of the Board of Directors of the Company with respect to the transfer of such Shareholder’s Transferred Shares to Purchaser. This Agreement has been, and on the Closing Date each Shareholder Ancillary Agreement will have been, duly executed and delivered by such Shareholder and constitutes, or when executed by such Shareholder shall constitute, a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3     No Consents.

(a)     Other than the approval of the Board of Directors of the Company with respect to the transfer of such Shareholder’s Transferred Shares to Purchaser (which approval has been obtained as of the date of this Agreement), no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is necessary or required to be made or obtained by such Shareholder to enable such Shareholder to lawfully execute and deliver, enter into, and perform its, his or her obligations under this Agreement or any Shareholder Ancillary Agreement, or to transfer such Shareholder’s Transferred Shares to Purchaser.

(b)     Neither the execution and delivery by such Shareholder of this Agreement or any Shareholder Ancillary Agreement, nor the transfer of such Shareholder’s Transferred Shares to Purchaser or any other transaction contemplated by this Agreement or any Shareholder Ancillary Agreement: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires the consent, release, waiver or approval of, or notice to, any third party under, (i) if such Shareholder is an entity, any provision of the Organizational Documents of such Shareholder, each as currently in effect, (ii) Applicable Law, or (iii) any Contract to which such Shareholder is a party or by which such Shareholder or its, his or her assets is bound or affected; or (b) gives to others any rights of termination, amendment, acceleration or cancellation of, or results in the creation of any Encumbrance on, any of such Shareholder’s Transferred Shares pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s Transferred Shares are bound or affected.

4.4     Litigation. There is no private or governmental Legal Proceeding pending before any Governmental Entity, foreign or domestic, or arbitrator, or, to the knowledge of such Shareholder, threatened against such Shareholder that relates in any way to the Company, this Agreement, any Shareholder Ancillary Agreement or any of the transactions contemplated hereby or thereby.

4.5     Brokers’ and Finders’ Fee. Such Shareholder is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Acquisition or any other transaction contemplated by this Agreement.

4.6     Tax Matters. Such Shareholder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Acquisition and the transactions contemplated by this Agreement, the other agreements, certificates and documents that the Company and the Shareholders are to deliver at the Closing or enter into as a party thereto pursuant to this Agreement and any Shareholder Ancillary Agreements. Such Shareholder understands that it, he or she must rely solely on its, his or her advisors and not on any statements or representations made by Purchaser, the Company or any of their lawyers, advisors, agents or representatives. Such Shareholder understands that such Shareholder (and not Purchaser or the Company) shall be responsible for any tax liability for Shareholder that may arise as a result of the Acquisition or the transactions contemplated by this Agreement and any Shareholder Ancillary Agreements.

5.     Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company and the Shareholders as of the date of this Agreement and as of the Closing that the statements contained in this Section 5 are true and correct in all material respects.

5.1     Organization, Standing and Power. The German Purchaser exists in a legally valid manner as a German limited liability company (Gesellschaft mit beschränkter Haftung), continues to exist and is entitled to carry on its business in its current form. US Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has the corporate or company power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Purchaser.

5.2     Authority.

(a)     Purchaser has all requisite corporate or company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b)     No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Purchaser and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

6.     Conduct Prior to the Closing.

6.1     Conduct of Business of the Company.

(a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser): (i) to carry on, or cause to be carried on, the business of the Company and the Company Subsidiaries in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) to pay, or cause to be paid, the debts and Taxes of the Company and the Company Subsidiaries when due subject to (A) any good faith disputes over such debts or Taxes; and (B) Purchaser’s consent to the filing of material Returns, if applicable; (iii) to pay or perform other obligations when due; and (iv) to use all reasonable efforts to preserve intact the present business organizations of the Company and the Company Subsidiaries, keep available the services of the Key Employees and the present officers of the Company and the Company Subsidiaries and preserve the relationships of the Company and the Company Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any Company Subsidiary, to the end that the goodwill and ongoing businesses of the Company and the Company Subsidiaries shall be unimpaired at the Closing.

(b)     The Company agrees to promptly notify Purchaser of (i) any material event or occurrence not in the ordinary course of the Company’s or any Company Subsidiary’s business, and of any event which could reasonably be expected to have a Material Adverse Effect on the Company; and (ii) any change in its capitalization as set forth in Section 3.5.

(c)     Without limiting the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall the Company cause or permit any of the following, without the prior written consent of Purchaser:

(i)     Organizational Documents. Cause or permit any amendments to the Organizational Documents of the Company or any Company Subsidiary.

(ii)     Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock or equity securities of the Company or any Company Subsidiary (other than cash dividends or distributions from a Company Subsidiary to the Company), or split, combine or reclassify any of any of the capital stock or equity securities of the Company or any Company Subsidiary, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or other interests of any of the capital stock or equity securities of the Company or any Company Subsidiary, or repurchase or otherwise acquire, directly or indirectly, any shares or other interests of any of the capital stock or equity securities of the Company or any Company Subsidiary.

(iii)     Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company’s or any Company Subsidiary’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or any Company Subsidiary to issue any such shares, equity securities or other convertible securities.

(iv)     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the properties or assets of the Company or any Company Subsidiary that are material, individually or in the aggregate, to the Company’s or such Company Subsidiary’s business, other than in the ordinary course of business consistent with past practice.

(v)     Indebtedness. Incur any Indebtedness in excess of $100,000 or ¥10,000,000 individually or in the aggregate.

(vi)     Agreements. Enter into, terminate or amend (A) any Contract relating to the license, transfer or other disposition or acquisition of Intellectual Property or rights to market or sell Company Products, other than non-exclusive licenses to customers or suppliers of the Company or a Company Subsidiary that are terminable for any reason by the Company or such Company Subsidiary upon no more than thirty (30) days’ notice, or (B) any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof.

(vii)     Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $100,000 or ¥10,000,000 individually or in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements.

(viii)     Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.

(ix)     Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business.

(x)     Employee Benefit Plans; New Hires; Pay Increases. Except as contemplated by this Agreement, amend any Company Employee Plan or adopt any plan that would constitute a Company Employee Plan except in order to comply with Applicable Law, or hire any new employee, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed in Section 3.23(a) of the Company Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees.

(xi)     Severance Arrangements. Grant or pay any severance or termination pay or benefits (A) to any director or officer or (B) except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on Section 6.1(c)(xi) of the Company Disclosure Schedule, to any other employee. For the avoidance of doubt, the above pay or benefits herein exclude retirement allowance (taishoku-kin) and payment in lieu of notice (kaiko-yokoku teate) stipulated in the Labor Standards Act (rodo kijun hou).

(xii)     Lawsuits. (A) Commence a lawsuit other than (I) for the routine collection of bills, (II) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company’s business, provided that the Company consults with Purchaser prior to the filing of such a suit or (III) for a breach of this Agreement; or (B) withdraw, compromise or settle any Legal Proceeding, including any matter disclosed on Section 3.8 of the Company Disclosure Schedule.

(xiii)     Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole.

(xiv)     Taxes. Other than in the ordinary course of business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change an annual accounting period, file any Return or any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(xv)     Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP.

(xvi)     Accounts Receivable. Make any changes in cash management practices and policies, or practices and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits, other than in the ordinary course of business.

(xvii)     Real Estate. Acquire any interest in real property; it being understood that the Kita Transaction Consideration will be reduced by the amount of any Indebtedness outstanding as of the Closing incurred in connection with the acquisition of any such interest that is not pre-approved in writing by Purchaser.

(xviii)     Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 6.1(c)(i) through (xviii) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

6.2     No Solicitation.

(a)     During the Pre-Closing Period, the Company shall not, directly or indirectly through any Company Subsidiary or any officer, director, employee, Representative or agent of the Company or any Company Subsidiary or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving the Company or any Company Subsidiary other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. The Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)     The Company shall notify Purchaser immediately (and no later than twenty-four (24) hours) after receipt by the Company or any Company Subsidiary (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any Person or entity that informs the Company or a Company Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

6.3     Shareholder Pre-Closing Covenants. Each Shareholder hereby agrees that during the Pre-Closing period, such Shareholder shall not:

(a)     Directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of or encumber any of such Shareholder’s Transferred Shares, or enter into any agreement or other arrangement relating thereto; provided, however, that such Shareholder may (i) if such Shareholder is a partnership, limited liability company or corporation, distribute such Shareholder’s Transferred Shares to its partners, members and equity holders (as applicable), (ii) if such Shareholder is an individual, transfer such Shareholder’s Transferred Shares to any member of such Shareholder’s immediate family, or to a trust for the benefit of such Shareholder or any member of such Shareholder’s immediate family for estate planning purposes, and (iii) transfer such Shareholder’s Transferred Shares upon the death of such Shareholder; provided, further, that any such transfer shall be permitted only if, as a condition to the effectiveness of such transfer, (x) the transferee agrees in writing to be bound by all of the terms of this Agreement and (y) such transfer would not require the registration of such Transferred Shares pursuant to any Applicable Law or result in the Company being required to register any class of its equity securities with any Governmental Entity;

(b)     Directly or indirectly, grant any proxies or powers of attorney with respect to any of such Shareholder’s Transferred Shares, deposit any of such Shareholder’s Transferred Shares into a voting trust, or enter into a voting agreement with respect to any of such Shareholder’s Transferred Shares; or

(c)     Knowingly take any action that would (i) make any representation or warranty made by such Shareholder herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of such Shareholder or the Company to perform its, his or her obligations under this Agreement or any Stockholder Ancillary Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by this Agreement or any Stockholder Ancillary Agreement.

6.4     Intercompany Accounts. At or prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to settle as of the Closing (a) the following intercompany accounts listed on the balance sheet of the US Company: Notes Payable Plating Line, Notes Payable Kita Japan and Intercompany Payables, and (b) all other intercompany payables and receivables, dividends, distributions, Indebtedness and other accounts or obligations between or among the Company and the Company Subsidiaries (the “Intercompany Accounts”) by contributing to capital, and shall ensure that none of the Company or any Company Subsidiary shall owe any liability relating to the Intercompany Accounts to any other Company Subsidiary or the Company, or vice versa.

6.5     Amendment of the Articles of Incorporation. Prior to the Closing, the Company shall abolish the share certificate of the Japanese Shares by amending the Articles of Incorporation (teikan) of the Company and fulfill all the legal required processes including but not limited to the public notice in the official gazette (kanpou koukoku) and filing in the legal affairs bureau in Japan.

7.     Additional Agreements.

7.1     Access to Information.

(a)     During the Pre-Closing Period, the Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access to (i) all of the Company’s and the Company Subsidiaries’ properties, personnel, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as Purchaser may reasonably request.

(b)     During the Pre-Closing Period and subject to any restrictions imposed by applicable antitrust law, each of Purchaser and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)     No information or Knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

7.2     Confidentiality.

(a)     The parties acknowledge that Purchaser (or one of its Affiliates) and the Company have previously executed a Non-Disclosure Agreement dated November 18, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto; provided that from and after the Closing, all of Purchaser’s and its Affiliates obligations under the Confidentiality Agreement shall terminate and be of no further force or effect.

(b)     Without limiting the foregoing, except with the prior written consent of the other party, the parties agree to keep confidential and not disclose (other than to its officers, directors, employees, attorneys and other advisors with a bona fide need to know, provided that such Persons have agreed to the confidentiality restrictions contained herein): (i) the terms and conditions and existence of this Agreement, any other agreement, certificate or instrument delivered in connection herewith, and the transactions contemplated hereby and thereby, (ii) matters regarding the interpretation, performance, breach or termination hereof or thereof, and (iii) all confidential and/or proprietary information of the Company or any Company Subsidiary (including Intellectual Property used or owned by the Company or any Company Subsidiary) obtained by such party or its directors, officers, employees, agents or Representatives prior to the Closing, except to the extent that (A) such information has otherwise been made public, (B) any such information is reasonably necessary for enforcing such party’s rights hereunder or thereunder is disclosed to any Governmental Entity in connection with any Legal Proceedings involving a dispute between such party, (C) such party is required by Applicable Law to divulge or disclose any such information (in which case such party shall promptly notify the other party in advance of disclosing such information and use commercially reasonable efforts to cooperate with such party to limit such disclosure to the extent permitted under Applicable Law), or (D) such information is reasonably necessary for such party to communicate with its partners or Affiliates and such information shall be used solely to the extent necessary for financial or tax reporting with respect to, and/or evaluating the impact of the Acquisition on, such party’s securityholdings in the Company.

7.3     Public Disclosure. Prior to the Closing, none of the Company, the Shareholders or Purchaser shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior approval of Purchaser (with respect to any such press release, statement or disclosure issued or made by the Company or any Shareholder) or the Company (with respect to any such press release, statement or disclosure issued or made by Purchaser), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. From and after the Closing, no Shareholder shall issue any such press release, statement or disclosure without the prior approval of Purchaser, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

7.4     Regulatory Approvals; Further Assurances.

(a)     Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement (or after the Closing, as applicable), all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Acquisition and the other transactions contemplated by this Agreement, including the filing with the Bank of Japan with respect to the transfer of the Transferred Shares from the Kita Shareholders to Purchaser, and to submit promptly any additional information requested by any such Governmental Entity. Each of the Company and Purchaser shall (A) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Legal Proceeding, and (C) promptly inform the other party of any communication to or from any Governmental Entity regarding the Acquisition.

(b)     Purchaser, the Company and each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Acquisition or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Acquisition. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Closing. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.5     Notification of Certain Matters. During the Pre-Closing Period, each of the Company and Purchaser shall give immediate notice to the other if any of the following occurs:

(a)     receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract;

(b)     receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)     receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d)     the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(e)     the commencement or threat of any action involving or affecting the Company, any Company Subsidiary or any of their properties or assets;

(f)     the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company, a Shareholder or Purchaser of any provision of this Agreement applicable to it;

(g)     the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of or relating to such party in this Agreement; and

(h)     the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of the Company or Purchaser;

provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

7.6     Employees. During the Pre-Closing Period, the Company will use commercially reasonable efforts in consultation with Purchaser to retain the consultants and employees of the Company and the Company Subsidiaries, including the Key Employees, through and following the Closing.

7.7     Expenses. Whether or not the Acquisition is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, the Company shall be responsible for the Company Transaction Expenses, and the amount of such Company Transaction Expenses shall be deducted from the amount payable to the Kita Shareholders as provided in the definition of Kita Transaction Consideration.

7.8     Release and Termination of Security Interests. Except for those set forth on Section 3.20 of the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the Company’s or any Company Subsidiary’s assets.

7.9     Required Contract Consents; Modifications; Terminations. To the extent requested by Purchaser, the Company shall use its commercially reasonable efforts to obtain all Required Contract Consents, and shall deliver such consent to Purchaser.

7.10     Tax Matters.

(a)     Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(b)     Preparation of Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company and any Company Subsidiary for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Returns filed by Purchaser after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with Applicable Law. Purchaser shall permit the Kita Shareholders to review and comment on each income Tax Return relating to or including a Pre-Closing Tax Period prior to filing and shall consider in good faith revisions to such Returns as requested by the Kita Shareholders.

(c)     Tax Contests. After the Closing Date, Purchaser and the Kita Shareholders, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Purchaser may be entitled to indemnity from the Kita Shareholders under this Agreement. After the Closing Date, Purchaser shall have the exclusive right to represent the interests of the Company and the Company Subsidiaries in any and all Tax Contests; provided, however, that the Kita Shareholders shall have the right to participate in any such Tax Contest to the extent permitted by Applicable Law and to employ professional counsel at their own expense of their choice (which counsel shall be reasonably acceptable to Purchaser) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Kita Shareholders pursuant to this Agreement. In the event that Purchaser proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Kita Shareholders, the Kita Shareholders shall have the right to review such proposed compromise, settlement, consent or agreement. Purchaser shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Tax liability of the Company for a Pre-Closing Tax Period or liability of the Kita Shareholders for indemnification unless the Kita Shareholders consent to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed.

(d)     Cooperation. Purchaser and the Kita Shareholders shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of the Company or any Company Subsidiary, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Company for a Pre-Closing Tax Period. Purchaser and the Kita Shareholders agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority. Further, notwithstanding Section 4.6, if the Company and the Company Subsidiaries are subject to any withholding tax liabilities which would result in reducing tax liabilities for the Kita Shareholders by pursuing a refund claim by the Kita Shareholders in connection with the Acquisition, the transactions contemplated by this Agreement and any Shareholder Ancillary Agreements, the Kita Shareholders shall make a notice, filing, report or otherwise required by laws in a timely manner in order to obtain a Tax refund from the relevant Tax authorities.

7.11     Certain Taxes and Fees. All transfer, documentary, sales, use, consumption, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and split equally between Purchaser, on the one hand, and the Kita Shareholders, on the other hand, and paid by such responsible party when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Purchaser or the Company shall join in the execution of any such Returns and other documentation.

7.12     Non-Competition; Non-Solicitation.

(a)     Each Shareholder agrees that during the period commencing on the Closing Date and ending on the day following the end of the respective Restricted Period, other than as an employee or consultant of Purchaser or one of its Affiliates (if such Shareholder serves as such an employee or consultant) in the execution of such Shareholder’s employment or consulting duties, such Shareholder will not directly or indirectly, and will not direct or authorize any other Person (including but not limited to the Toshiaki Kita Companies) to:

(i)     solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Purchaser, the Company or any of their Affiliates, any employee of the Company or any Company Subsidiary that remained employed by the Company or a Company Subsidiary after the Closing or was offered and accepted employment by Purchaser or any of its Affiliates after the Closing; provided, however, that general advertisements for employment which are not specifically targeted at any of the foregoing will not constitute a violation of this Section 7.12(a)(i); or

(ii)     solicit or encourage any customer or potential customer of the Company or any Company Subsidiary to reduce, alter or terminate its relationship with or divert any customer or potential customer of the Company or any Company Subsidiary away from the Company or such Company Subsidiary.

(b)     Each Shareholder hereby agrees that during the Restricted Period, other than as an employee or consultant of Purchaser or one of its Affiliates (if such Shareholder serves as such an employee or consultant) in the execution of such Shareholder’s employment or consulting duties, such Shareholder shall not, as an employee, agent, consultant, principal, representative, equity holder, manager, member, advisor, independent contractor, general partner, officer, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly, individually or otherwise:

(i)     participate in any manner in any person, firm, association, corporation or other entity that competes with, or has been formed to pursue a business that would compete with, the Restricted Business within the Business Territory; or

(ii)     promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in the Restricted Business anywhere in the Business Territory;

provided that such Shareholder may own, directly or indirectly, solely as an investment, up to (A) one percent (1%) of any class of “publicly-traded securities,” in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange; or (B) one percent (1%) of any investment fund with respect to which such Shareholder does not make investment decisions. Notwithstanding anything to the contrary, Purchaser acknowledges that Toshiaki Kita owns more than one percent (1%) of the shares of the companies listed in Section 7.11(b) of the Disclosure Schedule (the “Toshiaki Kita Companies”) and that the Toshiaki Kita Companies shall not be deemed a Restricted Business.

(c)     Each Shareholder agrees that during the Restricted Period, such Restricted Person shall not criticize or disparage the Company or any Company Subsidiary, or make any statements to, or take any actions with respect to, any Person who is a customer, supplier, contractor or client of the Company or any Company Subsidiary, which are intended to, or reasonably likely to, damage the Company’s or such Company Subsidiary’s relationship with such Persons.

(d)     Whenever possible, this Section 7.12 will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Section 7.12 is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Section 7.12 will be revised, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Each Shareholder agrees not to challenge the reasonableness or enforceability of the covenants contained in this Section 7.12 in the future. Each Shareholder hereby consents and agrees that if necessary, the scope of this Section 7.12 specifically may be judicially modified in any proceeding brought to enforce such restriction.

(e)     Each Shareholder acknowledges that the goodwill associated with the acquisition of the Company is an integral component of the value that is being acquired by Purchaser, and is reflected in the consideration payable to such Shareholder or its Affiliate in connection with the Acquisition. Each Shareholder acknowledges that the promises and the restrictions that such Shareholder is providing in this Agreement are reasonable and necessary to protect Purchaser’s business and Purchaser’s legitimate interest in its acquisition of the Company pursuant to this Agreement. Each Shareholder acknowledges that, in connection with Purchaser’s acquisition of the Company, such Shareholder is receiving a substantial benefit for the consummation of the Acquisition and that such covenants are agreed to in connection with the Acquisition. Each Shareholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) Purchaser and the Company are engaged in a highly competitive industry; (ii) such Shareholder has had unique access to the trade secrets and know-how of the Company and the Company Subsidiaries; and (iii) this Section 7.12 provides no more protection than is necessary to protect Purchaser’s interests in the acquisition of the Company’s and the Company Subsidiaries’ goodwill, trade secrets and confidential information.

(f)     No Shareholder’s obligations under this Agreement shall be extinguished or diminished in any way by the termination, if applicable, of such Shareholder’s employment with Purchaser or any Affiliate of Purchaser, as the case may be, for any reason, or no reason, including as a result of such Shareholder’s resignation.

(g)     During the Restricted Period, each Shareholder shall disclose the terms of this Section 7.12 to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such Person.

(h)     Each Shareholder acknowledges that breach of any provision of this Section 7.12 will result in irreparable harm and damage to Purchaser, the Company or any of their Affiliates which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law (including money damages from such Shareholder), Purchaser and its Affiliates shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

7.13     Release of Claims.

(a)     Effective for all purposes as of the Closing, each Shareholder acknowledges and agrees, on behalf of itself (or, as applicable, himself or herself) and, to the extent possible under Applicable Law, each of its (or, as applicable, his or her) Affiliates (which, for the purposes hereof shall not include the Company or its Subsidiaries), officers, directors, employees, managers, partners, principals, advisors, agents, servants, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), heirs, beneficiaries, estates, executors, administrators, trustees, successors or assigns (such Shareholder’s “Releasing Affiliates”) that neither such Shareholder nor any of such Shareholder’s Releasing Affiliates (i) has any Claims, (ii) has transferred or assigned, or purported to transfer or assign, any Claims and (iii) will transfer or assign, or purport to transfer or assign, any Claims, in each case, relating to the Company or any Company Subsidiary against the Company or Purchaser, or their respective current or former Affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, stockholders, members, investors, equity holders or other Representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Released Parties”).

(b)     Each Shareholder, on behalf of itself (or, as applicable, himself or herself) and, to the extent possible under Applicable Law, each of its (or, as applicable, his or her) Releasing Affiliates, hereby irrevocably and unconditionally releases and forever discharges the Released Parties from any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Company or any Company Subsidiary (collectively, “Claims”); provided, however, that the foregoing release shall not cover the rights of such Shareholder under this Agreement.

(c)     Each Shareholder acknowledges that it, he or she may hereafter discover facts in addition to or different from those that such Shareholder now knows or believes to be true with respect to the subject matter of this release, but it is Shareholder’s intention to fully and finally and forever settle and release any and all Claims (other than as set forth in the proviso included in subsection (b) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(d)     Each Shareholder, on behalf of itself (or, as applicable, himself or herself) and, to the extent possible under Applicable Law, each of its (or, as applicable, his or her) Releasing Affiliates, acknowledges and agrees that it, he or she (i) has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives, and (ii) does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

(e)     The release in this Section 7.13 is conditioned upon the Closing, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, in the event that is Agreement is terminated prior to the Closing in accordance with its terms.

8.     Conditions to Closing.

8.1     Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

8.2     Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)     Representations, Warranties and Covenants. The representations and warranties of the Kita Shareholders set forth in Sections 3.5 (Capital Structure) and 3.21 (Environmental Matters) shall be true and correct in all respects, and the other representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, in each case on and as of the date of this Agreement and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)     Performance of Obligations. The Company and each Shareholder shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)     Certificate of Officer. Purchaser shall have received a certificate executed on behalf of an authorized signatory of the Company that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(i) have been satisfied.

(d)     Corporate Certificate. Purchaser shall have received from an authorized signatory of the Company, a certificate having attached thereto (i) the Organizational Documents of the Company and each Company Subsidiary, (ii) the resolutions approved by the Company’s Board of Directors authorizing the execution of this Agreement, the transfer of the Shares to Purchaser and the other transactions contemplated hereby.

(e)     Third Party Consents. All consents and approvals of any Person required to be obtained in connection with the Acquisition and the other transactions contemplated by this Agreement, including the Required Contract Consents, and a copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(f)     No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and none of Purchaser, the Company nor any Company Subsidiary shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) relating to the Acquisition and seeking to obtain from Purchaser or any of its Subsidiaries, or from the Company or any Company Subsidiary, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; or (iv) that would materially and adversely affect the right of Purchaser, the Company or any Company Subsidiary to own the assets or operate the business of the Company or any Company Subsidiary.

(g)     No Other Litigation. There shall not be pending any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement; (ii) relating to the Acquisition and seeking to obtain from Purchaser or any of its Subsidiaries, or from the Company or any Company Subsidiary, any damages or other relief that would be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; or (iv) which would affect adversely the right of Purchaser, the Company or any Company Subsidiary to own the assets or operate the business of the Company or any Company Subsidiary.

(h)     Governmental Approval. Purchaser and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, necessary for the consummation of or in connection with the Acquisition and the several transactions contemplated hereby, other than those approvals, waivers and consents the failure of which to obtain could not reasonably be expected to materially affect Purchaser’s ownership or operation of the Company or any Company Subsidiary after the Closing.

(i)     No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company or any Company Subsidiary, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(j)     Escrow Agreement. The Company, the Kita Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(k)     Resignation Letters. The Company shall have delivered to Purchaser written resignations of all directors and officers of the Company and the Company Subsidiaries designated by Purchaser effective as of the Closing, other than Tomohiko Kita and Katsuji Ozaki, whom shall remain as a director and officer of the Company (but not the Company Subsidiary).

(l)     Release and Termination of Security Interests. Except with respect to those Encumbrances reflected on Section 3.20 of the Company Disclosure Schedule, the Company’s and each Company Subsidiary’s assets shall have been released from all Encumbrances thereon and the Company shall have provided Purchaser with evidence reasonably satisfactory to Purchaser of such release.

(m)     Key Employees. (i) The Key Employees shall have remained continuously employed with or providing services to the Company or the applicable Company Subsidiary from the date of this Agreement through the Closing, and (ii) no action shall have been taken by the Key Employees to rescind any Key Employee Agreement.

(n)     Employees. Eighty percent (80%) of the aggregate employees of the Company and the Company Subsidiaries (excluding the Key Employees) shall not have terminated employment, or provided notice of termination of employment.

(o)     Intercompany Accounts. All Intercompany Accounts shall have been settled in accordance with Section 6.4, and the Company shall have delivered confirmation reasonably satisfactory to Purchaser of such settlement.

(p)     Share Certificate. The Japanese Company shall have delivered to the US Purchaser the share certificates representing the US Shares.

8.3     Additional Conditions to Obligations of the Company and the Shareholders. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)     Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)     Performance of Obligations. Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)     Certificate of Officer. The Company shall have received a certificate executed on behalf of Purchaser by an officer of Purchaser, certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d)     Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement.

9.     Termination, Amendment and Waiver.

9.1     Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 9.1(b) through Section 9.1(e), by written notice by the terminating party to the other party):

(a)     by the mutual written consent of Purchaser and the Company (at the direction of the Shareholders holding a majority in interest of the issued and outstanding Japanese Shares);

(b)     by either Purchaser or the Company (at the direction of the Kita Shareholders, together) if the Closing shall not have occurred before 4:59 PM, Tokyo, Japan time on March 31, 2017; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(c)     by either Purchaser or the Company (at the direction of the Shareholders holding a majority in interest of the issued and outstanding Japanese Shares) if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d)     by Purchaser or the Company (at the direction of the Shareholders holding a majority in interest of the issued and outstanding Japanese Shares), if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.1 or 8.2 (in the case of termination by Purchaser) or Section 8.1 or 8.3 (in the case of termination by the Company) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

(e)     by Purchaser, if there shall have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

9.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Purchaser, the Company, any of the Shareholders or their respective officers, directors, or shareholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 7.2 (Confidentiality), 7.3 (Public Disclosure), 7.7 (Expenses) and 11 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

9.3     Amendment. Subject to the provisions of applicable legal requirements, prior to the Closing, the parties hereto may amend this Agreement pursuant to an instrument in writing signed on behalf of Purchaser, the Company and the Shareholders; provided that from and after the Closing and to the extent permitted by Applicable Law, this Agreement may be amended by execution of an instrument in writing signed on behalf of Purchaser and the Kita Shareholders to the extent that such amendment does not affect Ellipsiz.

9.4     Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10.     Indemnification.

10.1     Indemnification by the Shareholders.

(a)     Indemnification by the Kita Shareholders. Subject to the limitations set forth in this Section 10, the Kita Shareholders shall jointly and severally indemnify and hold harmless Purchaser and the Company and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Purchaser or the Company after the Closing (individually a “Purchaser Indemnified Person” and collectively the “Purchaser Indemnified Persons”) from and against any and all losses, costs, damages, fees, diminution in value, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Damages”), resulting from or arising out of:

(i)     any misrepresentation or breach of any of the representations and warranties given or made by the Company or any Kita Shareholder in this Agreement, the Company Disclosure Schedule or any exhibit or schedule to this Agreement;

(ii)     any breach of any covenant or agreement made by the Company or any Kita Shareholder in this Agreement;

(iii)     defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle a Purchaser Indemnified Person to indemnification under this Section 10.1(a);

(iv)     any inaccuracies in the Payment Schedule;

(v)     any Indebtedness of the Company or any Company Subsidiary, or any Company Transaction Expenses not reflected in the Estimated Closing Certificate;

(vi)     (A) the Pre-Existing Environmental Conditions; (B) the use by the Company of Hazardous Materials prior to the Closing Date; (C) any Environmental Claim in connection with (i) the business of the Company or any Company Subsidiary prior to Closing, (ii) any real property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, or (iii) any location where Hazardous Substances have been Released, treated, stored or disposed by or on behalf of the Company or any Company Subsidiary prior to Closing; and (D) any Environmental Remediation (collectively, (A), (B), (C) and (D) are referred to as the “Environmental Matters”); and

(vii)     the matters set forth on Schedule 10.1(a)(vii).

Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Section 10, the representations and warranties of the Company and the Kita Shareholders in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.

(b)     Indemnification by Ellipsiz. Subject to the limitations set forth in this Section 10, Ellipsiz shall indemnify and hold harmless the Purchaser Indemnified Persons from and against any and all Damages, resulting from or arising out of:

(i)     any misrepresentation or breach of any of the representations and warranties given or made by Ellipsiz in this Agreement;

(ii)     any breach of any covenant or agreement made by Ellipsiz in this Agreement; and

(iii)     the Environmental Matters, other than with respect to Environmental Remediation.

(c)     Survival of Representations and Warranties. All representations and warranties made by the Company and the Shareholders herein, or in the Company Disclosure Schedule or any exhibit or schedule to this Agreement, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the date that is twenty-four (24) months after the Closing Date (the “Warranty Expiration Date”); provided, however, that any claims for indemnification arising with respect to the Kita Shareholders’ representations set forth in Sections 3.1 (Organization, Good Standing and Power; Subsidiaries), 3.2 (Authority), 3.3 (Government Authorization), 3.5 (Capitalization) and 3.21 (Environmental Matters), and the Shareholders’ representations set forth in Sections 4.1 (Ownership of Shares), 4.2 (Authority), 4.3 (No Consents) and 4.5 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”) or involving fraud or willful breach shall survive until (A) the expiration of the non-appealable statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (B) indefinitely if no statute of limitations apply. There shall be no termination of any representation or warranty as to which a claim has been asserted by Purchaser prior to the termination of such survival period. All covenants and agreements survive indefinitely unless otherwise specified in their terms. The indemnification obligations pursuant to Section 10.1(a)(vi) and 10.1(b)(iii) related to the Environmental Matters (together, the “Environmental Indemnity”) shall survive for ten (10) years following the Closing Date (the “Environmental Indemnity Expiration Date”), provided that the Environmental Indemnity Expiration Date shall not apply in the event Purchaser asserts a claim prior to the Environmental Indemnity Expiration Date.

(d)     Threshold for Claims. No claim for Damages shall be made under Section 10.1(a)(i) and Section 10.1(a)(iii) (but only, in the case of (iii), to the extent it relates to third party claims that could give rise to indemnification related to breaches of representations and warranties pursuant to Section 10.1(a)(i)) unless the aggregate of Damages exceeds $90,000 for which claims are made hereunder by the Purchaser Indemnified Persons (the “Threshold”), in which case the Purchaser Indemnified Person shall be entitled to seek compensation for all Damages, including the amount of the Threshold; provided, however, that the Threshold shall not apply with respect to any Damages arising from, or directly or indirectly related to, (i) any claims for indemnification involving the Fundamental Representations, fraud or willful breach, or (ii) for clarity, claims for indemnification under Section 10.1(a)(ii), Section 10.1(a)(iii) (to the extent it does not relate to third party claims that could give rise to indemnification related to breaches of representations and warranties pursuant to Section 10.1(a)(i)), and Sections 10.1(a)(iii) through 10.1(a)(vii), or Section 10.1(b).

(e)     Cap on Indemnification by Shareholders. The aggregate amount to be paid by the Kita Shareholders for claims for Damages made under Section 10.1(a)(i) and Section 10.1(a)(iii) (but only, in the case of (iii), to the extent it relates to third party claims that could give rise to indemnification related to breaches of representations and warranties pursuant to Section 10.1(a)(i)), shall not exceed an amount equal to $1,800,000 (the “Cap”); provided, however, that the Cap shall not apply to any Damages based upon, resulting from or arising out of, or directly or indirectly related to (i) any claims for indemnification involving the Fundamental Representations, fraud or willful breach, or (ii) for clarity, claims for indemnification under Section 10.1(a)(ii), Section 10.1(a)(iii) (to the extent it does not relate to third party claims that could give rise to indemnification related to breaches of representations and warranties pursuant to Section 10.1(a)(i)), and Sections 10.1(a)(iii) through 10.1(a)(vii), or Section 10.1(b) . In addition, (i) the aggregate amount to be paid by the Kita Shareholders for claims for Damages made pursuant to the Environmental Indemnity under Section 10.1(a)(vi) shall not exceed an amount equal to $1,800,000 (the “Kita Environmental Cap”), and (ii) the aggregate amount to be paid by Ellipsiz for claims for Damages made pursuant to the Environmental Indemnity under Section 10.1(b)(iii) shall not exceed an amount equal to $1,200,000 (the “Ellipsiz Environmental Cap”). Further, the aggregate amount to be paid by the Kita Shareholders for claims for Damages made pursuant to the Environmental Indemnity under Section 10.1(a)(vi) relating to Environmental Remediation shall not exceed fifty percent (50%) of the aggregate Damages related to Environmental Remediation (the “Kita Environmental Remediation Cap”). In addition, notwithstanding anything in this Agreement to the contrary, the aggregate amount to be paid by any Shareholder for claims for Damages pursuant to this Agreement shall not exceed the aggregate cash consideration received by such Shareholder in connection with this Agreement and the transactions contemplated hereby, except in the case of fraud or willful breach (the “Consideration Received Cap”).

(f)     Satisfaction of Claims. All claims for Damages (i) under Section 10.1(a)(i) through (v) and (vii) (which excludes the Environmental Indemnity) shall be satisfied by the Kita Shareholders on a joint and several basis; (ii) under Section 10.1(a)(vi) and Section 10.1(b)(iii) (which is the Environmental Indemnity) shall be satisfied by the Shareholders on a joint and several basis (for the avoidance of doubt, the respective caps in Section 10.1(e) shall still apply), and (iii) under Section 10.1(b)(i) and (ii) shall be satisfied by Ellipsiz; provided that Purchaser may, at its election, (A) set off any Damages owed by a Kita Shareholder to any Purchaser Indemnified Person against any Earnout Payment owed by Purchaser under Section 2.5, or (B) satisfy any Damages owed by a Kita Shareholder by withdrawing such amount from the Earnout Payment Amounts until the Earnout Payment Amounts are either exhausted or released in accordance with the terms hereof.

10.2     Indemnification Claims.

(a)     Upon receipt by a party from whom indemnification is being sought (the “Indemnifying Party”) pursuant to Section 10.1 of a certificate signed by any officer of Purchaser (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Shareholders set forth in Section 10.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Purchaser shall, subject to the provisions of this Section 10, be entitled to receive (i) from the applicable Shareholders (as provided by Section 10.1(f)) an amount equal to the amount of such Damages and (ii) in the case of the Environmental Indemnity, from the Escrow Fund a portion of such Escrow Fund having a value equal to such Damages and such amount shall no longer be payable to the Kita Shareholders.

(b)     The Indemnifying Party shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to Purchaser a response, in which the Indemnifying Party shall: (i) agree that Purchaser is entitled to receive all of the requested Damages (in which case, if in relation to the Environmental Indemnity and the Escrow Fund, the response shall be accompanied by written notice executed by the Kita Shareholders instructing the Escrow Agent to disburse the requested Damages to Purchaser) or (ii) dispute that Purchaser is entitled to receive the requested Damages.

(c)     If the Indemnifying Party disputes any claim or claims made in any Officer’s Certificate, Purchaser shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnifying Party and Purchaser shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. In the case of the Environmental Indemnity and the Escrow Fund, if the Kita Shareholders and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by Purchaser and the Kita Shareholders and shall be delivered to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Purchaser in accordance with the terms of such memorandum and the Escrow Agreement.

10.3     Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 10.2(c), either Purchaser or the Indemnifying Party may initiate a formal arbitration in accordance with Section 11.6 to resolve such dispute. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10 hereof, the parties and the Escrow Agent shall be entitled to act in accordance with such decision.

10.4     Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a claim for indemnification against an Indemnifying Party or the Escrow Fund, Purchaser shall notify the applicable Indemnifying Party of such claim. Purchaser and the Indemnifying Party shall discuss the best manner to defend or settle the claim, provided that Purchaser shall have the right in its good faith discretion to defend or settle any such claim. In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under Section 10.2 or any other provision of this Section 10 to the amount of Damages.

10.5     Tax Effect of Indemnification Payments. All amounts received by Purchaser pursuant to this Section 10 shall be treated for all Tax purposes as adjustments to the purchase price paid by Purchaser hereunder.

10.6     Tax Indemnification.   In addition to the indemnification obligations set forth in Section 10.1 above, the Kita Shareholders shall jointly and severally indemnify the Purchaser Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Company or any Company Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary is or was a member on or prior to the Closing Date (other than the Company and the Company Subsidiaries), and (c) any and all Taxes of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (a), (b), and (c) above, the Kita Shareholders shall be liable only to the extent that such Taxes exceed the amount, if any, accrued for such Taxes on the Closing Balance Sheet and included in the Final Working Capital. The Kita Shareholders shall reimburse Purchaser for any Taxes that are the responsibility of the Shareholders within twenty (20) Business Days after payment of such Taxes by Purchaser, the Company or any Company Subsidiary. For clarity, the Cap and the Threshold shall not apply with respect to any Damages arising from the matters set forth in this Section 10.6. In addition, in the event that as of the Closing Date any Pre-Closing Income Taxes or Tax Audit Assessment amounts do not result in an Operating Net Debt Overage, such amounts shall not be subject to the indemnification obligations set forth in this Section 10.6.  Notwithstanding the foregoing, if any Pre-Closing Income Taxes or Tax Audit Assessment amounts exceed the respective amounts used for Pre-Closing Income Taxes or Tax Audit Assessment for purposes of the Operating Net Debt Overage calculation, such excess shall be subject to the indemnification obligations in favor of the Purchaser Indemnified Persons as set forth in this Section 10.6.

10.7     Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Company or the Shareholders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Acquisition, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation..

11.     General Provisions.

11.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a)     if to Purchaser, to:

Cohu, Inc. 12367 Crosthwaite Circle Poway, CA 92064-6817 USA Attention: Luis Müller Fax: (858) 848-8185 Tel: (858) 848-8148 with a copy to:

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 USA Attention: Matt Leivo Fax: 1-(858) 638-5162 Tel: 1-(858) 638-6862

(b)     if to the Company, to:

Kita Manufacturing Co., Ltd. 4-27, Rinku Minamihama, Sennan-shi, Osaka Japan Attention: Tomohiko Kita Fax: +81-72-485-1927 Tel: +81-072-485-1910

with a copy to:

Dojima Law Office 2-3-9 Irisho Yagi Bldg, Chuo-ku Osaka, Osaka 541-041 Japan Attention: Nae Iijima Fax: +81-6-6201-0362 Tel: +81-6-6201-4457

(c)     if to a Shareholder, to the address of such Shareholder set forth on Schedule 1.1(a).

11.2     Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

11.3     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Company Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which, except as otherwise provided in Section 7.2, shall continue in full force and effect survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and (c) shall not be assigned, whether by asset transfer, merger, operation of law, change of control or otherwise, without the written consent of the other parties hereto; provided that Purchaser may freely assign any of its rights or obligations under this Agreement to an Affiliate or in connection with a change in control or other similar transaction. Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.4     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. In the event that the provisions of Section 7.11 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Applicable Law, then the provisions thereof shall be deemed reformed to the maximum extent permitted by Applicable Law.

11.5     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.6     Governing Law; Resolution of Conflicts; Arbitration.

(a)     This Agreement shall be governed by and construed in accordance with the laws of Japan, without regard to applicable principles of conflicts of law.

(b)     All disputes, controversies, or claims arising out of, relating to or in connection with this Agreement including the determination of the scope of the agreement to arbitrate, shall be finally settled by arbitration administered by the Singapore International Arbitration Center (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by references in this clause. SIAC shall be the Appointing Authority and shall appoint a single arbitrator, which arbitrator shall have at least twenty (20) years of experience with respect to interpreting Japanese law. The place of arbitration shall be Singapore, and the exclusive language to be used for the arbitral proceedings shall be English.

(c)     In the event that a party hereto brings any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys' fees and costs incurred in connection therewith.

(d)     Nothing herein will prevent a party, prior to appointment of the arbitrator, from making application to any court of competent jurisdiction, for any provisional remedy available at law or in equity. Such application for relief shall not constitute a waiver of this agreement to arbitrate. Upon appointment, the arbitrator shall have exclusive authority to order provisional or interim relief, except that any relief ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction.

(e)     Discovery shall be limited to written requests for the production of specific documents. The period for requesting documents shall be sixty (60) days commencing upon the day that the answer is due under the Rules. The responding party shall have thirty (30) days to produce the requested documents by sending copies to the requesting party or its representative via a recognized international courier service. The parties will also voluntarily produce all documents that they intend to use at the arbitration hearing and a list of intended witnesses before the close of discovery subject to supplementation for purposes of rebuttal or good cause shown. The parties hereby waive any right to seek any discovery not provided for in this Agreement irrespective of whether the laws of any country provide for different or additional discovery in international arbitration. The arbitrator will hold a pre-hearing conference within three days of the close of discovery and will schedule and hold the final hearing within thirty (30) days of the close of discovery.

(f)     EACH PARTY HERETO HEREBY AGREES THAT THE ARBITRATION PROCEDURE PROVIDED IN THIS SECTION 11.6 WILL BE THE SOLE AND EXCLUSIVE METHOD OF RESOLVING ANY OF THE AFORESAID DISPUTES, CONTROVERSIES OR CLAIMS.

11.7     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.8     Specific Enforcement. Purchaser, Company and each Shareholder acknowledges and agrees that each party would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company or such Shareholder in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that any party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it is entitled at law or in equity.

11.9     Waiver. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

11.10     Interpretation.

(a)     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)     The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means , with respect to any statement in Section 3 or Section 4 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Purchaser or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by the Company) by Purchaser or its representatives in the virtual data room set up by Purchaser in connection with this Agreement at least three (3) Business Days prior to the date hereof or (ii) actually delivered (whether by physical or electronic delivery) upon request to Purchaser or its representatives at least three (3) Business Days prior to the date hereof.

(e)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(f)     All references to dollar amounts or “$” in this Agreement are to U.S. Dollars. Any conversion of Yen into U.S. Dollars shall be at the Exchange Rate.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

RASCO GMBH

By:
Name: Alexander Waldauf Title: Managing Director

COHU, INC.

By:
Name: Luis Müller Title: President and Chief Executive Officer

[COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

KITA MANUFACTURING CO., LTD.

By:
Name: Tomohiko Kita Title: President

TOSHIAKI KITA

(Signature)

TOMOHIKO KITA

(Signature)

[COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ELLIPSIZ LTD.

By:
Name: Title:

[COUNTERPART SIGNATURE PAGE TO PURCHASE AGREEMENT]

Schedule 1.1(a)

Shareholders

Kita

Name of Shareholder	Number of shares	Class of shares	Series of shares	Address of shareholder
TOSHIAKI KITA	18,725	Common	N/A	4-8-11 Jinnan, Ikaruga-cho, Ikoma-gun, Nara 636-0143, Japan
TOMOHIKO KITA	10,075	Common	N/A	280-18 Minaminakayasumatsu, Izumisano-shi, Osaka 598-0033, Japan
ELLIPSIZ LTD.	19,200	Common	N/A	54 Serangoon North Avenue 4 #05-02 Singapore 555854

Kita USA, Inc.

Name of Shareholder	Number of shares	Class of shares	Series of shares	Address of shareholder
Kita Manufacturing Co. LTD.	400	Common	N/A	4-27, Rinku Minamihama, Sennan-shi, Osaka Japan

Schedule 1.1(b)

Key Employees

Employees:

Tomohiko Kita

Toshiaki Kita (Independent contractor)

Managers:

Hisaaki Maki

Jun Sugita

Gaku Takahashi

Miho Fujita

Larre Nelson

Schedule 1.1(c)

Expansion Debt Overage*

(JPY 000's)

Paid Feb-Aug 2016	177,148
Forecast To Pay Sep-Oct 2016	12,567
Equipment **	189,715

Building: Paid Feb-Aug 2016	221,155

Land Purchase: Paid July 2016	103,957

Expansion Debt	514,827

* Calculation based on Capital Investment schedule provided by Seller October 5, 2016
** Expansion Debt includes only FY2017 capital spending and thus excludes ¥16,400k paid in FY2016 for electroforming equipment.
.

Schedule 1.1(d)

Operating Net Debt Overage Illustration

(JPY 000's)

Short-term borrowings	(1)	+	236,160
Current portion of long-term borrowings	(1)	+	175,384
Long-term borrowings	(1)	+	326,734
Total Borrowings		=	738,278

Less Expansion Debt	(2)	-	0

Lease obligations (Current)	(1)	+	6,570
Lease obligations (Non-current)	(1)	+	7,828
Provision for retirement benefits	(1)	+	5,747
Provision for directors' retirement benefits	(1)	+	86,918

Indebtedness		=	845,341

Cash and deposits	(1)	-	343,088
Deposit - cash equivalent	(7)	-	14,508
Investment securities	(8)	-	6,625
Insurance cash surrender value	(3)	-	155,122

Subtotal		=	325,998

Tax Audit Assessment	(4)	+	0
Pre-Closing Income Taxes	(4)	+	0

Operating Net Debt		=	325,998

Operating Net Debt maximum per SPA	(5)	+	270,000
Plating Equipment Expenditure	(6)	+	1,206
Operating Net Debt maximum total		=	271,206

Operating Net Debt Overage		=	54,792

(1) Per January 31, 2016 consolidated balance sheet
(2) Expansion debt was zero at January 31, 2016 but is expected to be ¥514,827 at Closing as per Schedule 1.1(c)
(3) Cash surrender value of executive life insurance at January 31, 2016
(4) Potential adjustments as defined in the definition of Operating Net Debt Overage in the SPA
(5) Number provided in SPA in definition of Operating Net Debt Overage
(6) Per Capital Investment schedule provided by Seller October 5, 2016
(7) Cash deposits including Osaka Customs House and Daiwa Securities
(8) Marketable securities including All Nippon Airlines and Marua

Note: The definition of Operating Net Debt Overage in the SPA also states:
As used in (i)(B) in this definition, cash shall exclude any cash on the Closing Balance Sheet resulting from the payment of the US Company Purchase price to the Japanese Company

Schedule 1.1(e)

Working Capital Illustration*

Target
(JPY 000's)	Working
Capital

Notes and trade accounts receivable	262,072
Allowance for doubtful accounts	(5,072)
Inventories	293,886
Other accounts receivable	37,949
Deferred tax asset	3,153
Other current assets	20,128
Current Assets	612,116

Trade accounts payable	50,146
Other accounts payable	31,199
Accrued expenses	74,852
Accrued income taxes	29,841
Other current liabilities	25,039
Current Liabilities	211,077

Target Working Capital	401,039

*Note: Per consolidated balance sheet at January 31, 2016

Schedule 10.1(a)(vii)

Special Indemnity Matters

Transfer Pricing Exposure During the Period from 2013 to 2016

The underpayment of taxes by either the Japanese Company or the US Company resulting from the sale of inventory by the Japanese Company to the US Company during the period from 2013 to 2016.

Income and Withholding Tax Exposure Related to ¥200M Retirement Payment to Toshiaki Kita in 2013

In 2013, Japanese Company made a retirement payment of ¥200M to Mr. Toshiaki Kita (the “Retirement Payment”). Japanese Company withheld Japanese taxes on this Retirement Payment in accordance with the tax rules for withholding taxes on retirement income. Japanese Company deducted the Retirement Payment in computing its 2013 taxable income. In the event the Retirement Payment were deemed to be other than for retirement (e.g. Director’s Bonus) Japanese Company would have under withheld taxes and the deduction of such payment in computing Japanese Company’s taxable income could be disallowed resulting in an underpayment of Japanese income and withholding taxes by Japanese Company.